Exhibit 10.44

ASSET PURCHASE AGREEMENT

between

NORTHLAND CABLE PROPERTIES SEVEN LIMITED PARTNERSHIP

and

CHARTER COMMUNICATIONS, LLC

Dated as of October 12, 2011

I

(CONTINUED)

II

(CONTINUED)

III

(CONTINUED)

Exhibits

A	Indemnity Escrow Agreement
B	Form of Letter Requesting Required Consents for Real Property
C	Form of Letter Requesting All Other Required Consents
D	[Reserved]
E	Form of Bill of Sale
F	Form of Warranty Deed
G	Form of Legal Opinions
H	Form of Assignment and Assumption Agreement

IV

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the “Agreement”), dated as of October 12, 2011 (the “Effective Date”), between Northland Cable Properties Seven Limited Partnership, a Washington limited partnership (“Seller”), and Charter Communications, LLC, a Delaware limited liability company (“Purchaser”).

W I T N E S S E T H:

WHEREAS, Seller owns and operates television cable Systems (as defined below) providing video, high-speed internet and telephony services serving the communities set forth in Schedule 1.0 hereto (each a “Community” and collectively, the “Communities”);

WHEREAS, Seller desires to sell, transfer and assign to Purchaser, and Purchaser desires to acquire and assume from Seller, all of the Purchased Assets and Assumed Liabilities, all as more specifically provided herein (the “Transaction”); and

WHEREAS, certain terms used in this Agreement are defined in Section 1.1;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Definitions.

For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

“Accounts Receivable” means the rights of Seller to receive payment for services rendered by Seller (including those billed to subscribers of the Systems and those for services and advertising time provided by Seller) which have been unpaid as of the Closing Date.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise.

“Affiliate Services Agreement” means that certain Trademark License Agreement dated September 28, 2001 between Seller and Northland Telecommunications Corporation, that certain Sales Representation Agreement dated September 29, 2001 between Seller and Cable Ad-Concepts, Inc. and that certain Software License and Support Agreement dated September 28, 2001 between Seller and Northland Cable Services Corporation.

“Basic Services” means the lowest tier of cable television programming sold to subscribers as a package, including broadcast and satellite service programming for which a subscriber pays a fixed monthly fee to Seller, but not including Pay TV, and other than through the HSI Services.

“Business” means the cable television, telephone, HSI Service and other revenue-generating businesses that are conducted by Seller or any of its Affiliates (including through a third party) through the Systems, and operations relating to the Systems, except for the business and operations of an Affiliate under an Affiliate Service Agreement or Management Agreement.

“Business Day” means any day of the year on which national banking institutions in New York are open to the public for conducting business and are not required or authorized to close.

“Cable Act” means Title VI of the Communications Act of 1934, as amended, 47 U.S.C. § 151, et seq., and all other provisions of the Cable Communications Policy Act of 1984, Pub. L. No. 98-549, and the Cable Television Consumer Protection and Competition Act of 1992, Pub L. No. 102-385, and the Telecommunications Act of 1996, Pub. L. No. 104-104, as such statutes may be amended from time to time, and the rules and regulations thereunder as in effect from time to time.

“Cable Video Services” means the provision of cable television programming through the Systems, including Basic Services, Expanded Basic Services, a la carte tiers, premium services, digital services, HDTV, and DVR equipment rental, Pay TV, and any new product tiers, other than through the HSI Services and the Telephone Services.

“Closing Date” means the earlier of (i) April 30, 2012, and (ii) the soonest practical date after all of the conditions set forth in Article IX have been satisfied or waived; provided, however, in no event shall the Closing Date be after April 30, 2012.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“Communications Act” means the Communications Act of 1934, as amended by the Cable Communications Policy Act of 1984, the Cable Television Consumer Protection and Completion Act of 1992 and the provisions of the Telecommunication Act of 1996 amending Title VI of the Communications Act of 1934, and as may be further amended, and the Rules and Regulations, policies and published decisions of the FCC thereunder, as in effect from time to time.

“Confidentiality Agreement” means the agreements of the Parties contained in Section 7.4 of this Agreement.

“Contract” means any written agreement, indenture, note, bond, mortgage, loan, instrument, lease, license (other than a Permit, a Franchises or a Programming Agreement), obligation, promise or undertaking that is legally binding on Seller, is to be assumed by Purchaser at Closing and which involves the payment of more than $10,000.

“Copyright Act” means the Copyright Act of 1976 and the rules and regulations thereunder, each as in effect as of the date of this Agreement and as amended from time to time.

“Employee” means all individuals as of the Effective Date, who are employed by Seller primarily in connection with the Business, together with individuals who are hired as employees in respect of the Business after the Effective Date but prior to the Closing.

“Encumbrance” means any lien, charge, claim, commitment, conditional sale or other title retention agreement, demand, easement, encroachment, lease, limitation, mortgage, pledge restriction, security interest, restriction on transfer, right of first refusal, title defect or other encumbrance of any kind or nature whatsoever.

“Environmental Law” means any applicable Law currently in effect relating to the protection of human health as it relates to environmental protection (but excluding worker safety), the environment or natural resources, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.) the Toxic Substances and Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136 et seq.), the Feeral Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Oil Pollution Act of 1990, (33 U.S.C. § 2701 et seq.), and the Safe Drinking Water Act (42 U.S.C. §§ 300f et seq.), as each has been amended and the rules and regulations promulgated pursuant thereto.

“ERISA” means the Employment Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person that together with the Seller is or was at any time treated as a single employer under section 414 of the Code or section 4001 of ERISA and any general partnership of which the Seller is or has been a general partner.

“Excluded Contracts” means the Management Agreement, the Affiliate Service Agreements and the Contracts listed on Schedule 1.1(i) hereto.

“Expanded Basic Services” means an optional tier of video services offered by the System to its customers other than Basic Services, a la carte tiers, premium services, digital services, HDTV, DVR, Pay TV, and any new product tiers, and other than through the HSI Services.

“FAA” means the Federal Aviation Administration, or its successor agency.

“FCC” means the Federal Communications Commission, or its successor agency.

“Former Employee” means all individuals who were employed by Seller in connection with the Business but who are no longer so employed on the Closing Date.

“Franchises” means all franchise agreements and similar governing agreements, instruments and resolutions and franchise-related Legal Requirements or acknowledgements of Governmental Entities, whether written or oral, that are necessary or required in order to operate the Systems and Business and to provide the services provided by Seller through the Systems.

“Furniture and Equipment” means all furniture, fixtures, furnishings, equipment, vehicles, leasehold improvements, and other tangible personal property owned or used by Seller, including all artwork, desks, chairs, tables, computer hardware, copiers, telephone lines and numbers, telecopy machines and other telecommunication equipment, cubicles and miscellaneous office furnishings and supplies.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authorizations” means, collectively, all Franchises, Licenses and other authorizations, approvals, agreements, Easements, leases, permits, qualifications, registrations, variances and similar rights for and with respect to the conduct of the Business, including the construction and operation of the Systems, issued by or otherwise obtained from Governmental Entities.

“Governmental Entity” means any federal, state, local or foreign government, court, administrative agency, board or commission, political subdivision, or other governmental authority or instrumentality.

“Hazardous Substances” means any regulated substance, toxic substance, hazardous substance, hazardous waste, pollution, pollutant or contaminant, as defined or referred to in any Environmental Law, as well as words of similar purport or meaning referred to in any other Legal Requirements, including radon, asbestos, polychlorinated biphenyls, urea formaldehyde and petroleum products and petroleum based derivatives. Where one Legal Requirement defines any of these terms more broadly than another, the broader definition will apply.

“HSI Services” means Internet access and other Internet data services offered by the Systems to Seller’s customers.

“Intangibles” means all intangible assets, including customer lists, accounts receivables, claims (excluding any claims relating to Excluded Assets) and goodwill of the Business as a going concern, if any, owned, used or held by Seller and used exclusively in the Business, but excluding all trademarks, trade names, service marks, service names, logos, patents, copyrights, URLs, domain names and other intellectual property of Seller or any of its Affiliates.

“IRS” means the United States Internal Revenue Service and, to the extent relevant, the United States Department of Treasury.

“Knowledge of Seller” means, with respect to Seller and a particular fact or other matter, that any of the persons set forth on Schedule 1.1(ii) or their direct reports has actual, constructive or imputed knowledge such that such person should reasonably be aware of such fact following a reasonable investigation under the circumstances.

“Law” means any foreign, federal, state or local law, statute, code, ordinance, rule, regulation, order or permit established and applicable under principles of common law, regulation, statute or treaty.

“Legal Proceeding” means any action, arbitration, suit, audit, hearing, investigation, litigation or proceeding (public or private) by or before, or otherwise involving a Governmental Entity or an arbitrator.

“Legal Requirement” means any Law, applied, issued, entered or otherwise adopted or enacted by any Governmental Entity, including judicial decisions applying or interpreting any such Legal Requirement.

“Liability” means any debt, liability or obligation (whether direct or indirect, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due), and including all costs and expenses relating thereto.

“License” means any license, permit or other authorization or approval (other than a Franchise) issued by a Governmental Entity, including to the FCC, used in the operation of the Purchased Assets, the Business or the Systems.

“Management Agreement” means that certain Amended and Restated Agreement of Limited Partnership of Northland Cable Properties Seven Limited Partnership, dated September 30, 1987, by and between Northland Communications Corporation, FN Equities Joint Venture, Richard I. Clark, and remaining parties who now or hereafter from time to time are accepted by the Managing General Partner as Limited Partners of Northland Cable Properties Seven Limited Partnership, as amended and the Amended and Restated Management Agreement, dated January 3, 1990, between Northland Cable Properties Seven Limited Partnership and Northland Communications Corporation and the replacement Exhibit A, updated January 1, 1998.

“Material Adverse Effect” means any change or effect that is materially adverse to the Business, the operations, properties, condition (financial or otherwise) or results of the operations of the Business taken as a whole, or the ability of Seller to perform its obligations under this Agreement, or the validity, binding effect or enforceability of this Agreement, other than an effect resulting from (i) any change in the United States or foreign economies or securities or financial markets; (ii) any change that affects any industry in which Seller operates; (iii) any change arising in connection with hostilities, acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway as of the Effective Date; (iv) any action taken by Purchaser or its Affiliates with respect to the transactions contemplated hereby or with respect to Seller; (v) any changes in GAAP; or (vi) any effect resulting from any changes resulting from or relating to the taking of any action contemplated by this Agreement.

“NCC” means Northland Communications Corporation, a Washington corporation.

“Order” means any award, decision, resolution, subpoena, order, injunction, judgment, decree, ruling, writ, assessment or arbitration award of a Governmental Entity or arbitrator.

“Ordinary Course of Business” means with respect to any action taken by any Person, any action that is in the ordinary and usual course of normal day to day operations of such Person.

“Permits” means any approvals, authorizations, consents, licenses, permits or certificates of a Governmental Entity other than Franchises.

“Permitted Encumbrances” means (i) all Encumbrances for Taxes or assessments, special or otherwise, either not due and payable or being contested in good faith and fully accrued or adequately reserved or otherwise provided for; (ii) all Encumbrances representing inchoate mechanics’, materialmen’s, carriers’, warehousemen’s, landlords’ and other statutory or similar liens arising in the Ordinary Course of Business and not yet due and payable; and (iii) with respect to Real Property, any current commitment, easement or claim of easement, encroachment, limitation, restriction or other exception to title or title defect (other than liens) that does not individually or in the aggregate materially impair the current use, value, or operation of individual piece of the Real Property to which it relates.

“Person” means any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, unincorporated organization, Governmental Entity or other entity.

“Pole Attachment Agreement” means a System Contract relating to the use of any public utility facilities, including pole line, joint pole and master contracts for pole attachment rights and the use of conduits.

“Programming Agreements” means all contracts regarding the carriage of satellite delivered television programming carried by the System.

“Release” means any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, or leaching into the environment.

“Remedial Action” means all actions required under Environmental Laws to clean up, remove, treat or address any Hazardous Substances in the environment at levels exceeding those allowed by applicable Environmental Laws, including pre-remedial studies and investigations or post-remedial monitoring and care.

“Required Consents” means all authorizations, approvals and consents required under or in connection with any Legal Requirement or under any Purchased Assets, Licenses, Real Property or System Contracts for (i) Seller to transfer the Purchased Assets and the Business to Purchaser, (ii) Purchaser to conduct the Business in accordance with applicable Legal Requirements and to own, lease, use and operate the Purchased Assets and the Business at the places and in the manner in which the Business is conducted and the Business are operated as of the date of this Agreement and at all times prior to the Closing Date or (iii) Purchaser to assume and perform the System Contracts and Governmental Authorizations included in the Purchased Assets, except for Franchises listed on Schedule 5.14(a).

“Real Property” means the assets owned or leased by Seller and used in the Business consisting of realty, including appurtenances, improvements (including towers, headend storage buildings and earth stations) and fixtures located on such realty, and any other interests in real property, including fee interests, rights to minerals, oil, gas and other hydrocarbons, water rights, leasehold interests and easements, rights of access, licenses, rights of entry and wire crossing permits (but not including interests in real property granted in System Contracts in connection with services provided by Seller to the residents or occupants of such real property, including access and service System Contracts with the owners of multiple dwelling unit complexes), options, and rights of first refusal.

“Required Regulatory Approval” means any Required Consent of any Governmental Entity.

“SEC” means the United States Securities and Exchange Commission.

“Subsidiary” means any Person of which a majority of the outstanding share capital, voting securities or other voting equity interests are owned, directly or indirectly, by Seller or any Person as to which Seller has a contractual right to elect or appoint a majority of the members of such Person’s governing body.

“Systems” means the cable television, telephone and high-speed data reception and distribution systems owned, operated or used by Seller in the conduct of the cable television, telephone and high-speed Internet businesses and all of the activities and operations ancillary to such businesses, including advertising services and other income generating businesses, conducted or carried on in the Franchises.

“System Contract” means any crossing agreement, easement, lease, license, multiple dwelling, bulk billing or commercial service agreement, pole line agreement, retransmission consent agreement, subscriber agreement, underground conduit agreement, interconnection, switching maintenance or installation support or other contract or agreement (other than a Governmental Authorization) held for use or used in connection with, or relating to the operation of, the Systems or all or a portion of the Business and to which Seller is a party or that is otherwise binding on Seller or the Systems and is in effect on the date of this Agreement or is entered into between the date of this Agreement and the Closing Date in compliance with this Agreement.

“Tax” or “Taxes” means (i) any and all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, property, escheat, unclaimed property, and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever; and (ii) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), and including any liability for the payment of the foregoing obligations of another Person as a result of (a) being or having been a member of an affiliated, consolidated, combined, unitary or aggregate group; (b) being or having been a party to any tax sharing agreement or any express or implied obligation to indemnify any Person; and (c) being or having been a transferee, successor, or otherwise assuming the obligations of another Person to pay the foregoing amounts.

“Taxing Authority” means the IRS and any other Governmental Entity responsible for the administration of any Tax.

“Tax Return” means any return, report or statement required to be filed with respect to any Tax (including any attachments thereto, and any amendment thereof), including any information return, claim for refund, amended return or declaration of estimated Tax.

“Telephone Services” means local and long distance telephone and related voice services offered by the Business.

“Transaction Documents” means this Agreement, and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement.

“WARN” shall mean the Worker Adjustment and Retraining Notification Act of 1988, as amended, and the regulations promulgated thereunder.

1.2 Terms Defined Elsewhere in this Agreement.

For purposes of this Agreement, the following terms have meanings set forth in the sections indicated:

Term	Section
Agreement	Preamble
Asset Acquisition Statement	2.6
Assumed Liabilities	2.3
Base Purchase Price	3.2
Closing	4.1
Commitment Properties	7.15(a)
Community	Preamble
Consents	5.3
Consent Condition	7.3(b)
Easements	5.9(b)
Effective Date	Preamble
Exchange Act	7.10(b)
Employee Benefit Plans	5.11(b)
Employee Schedule	5.11(a)
Escrow Account	3.3(b)
Escrow Agent	3.3(b)
Escrow Funds	3.3(b)
Estimated Adjustments Amount	3.4(e)
Excluded Assets	2.2
Excluded Liabilities	2.4
Final Report	3.4(f)
Financial Statements	5.5
Indemnification Claim	10.4(b)
Indemnity Escrow Agreement	3.3(b)
Independent Accountants	3.3(f)
Initial Payment	3.1

Leased Real Property	5.9(c)
Limited Partners’ Meeting	7.10(a)
Losses	10.2(a)
Non-Competition Period	7.13
Nonassignable Assets	2.5(b)
Owned Real Property	5.9(a)
Phase I Assessment	7.18
Phase II Assessment	7.18
Preliminary Report	3.4(e)
Proxy Statement	7.10(b)
Purchase Price	3.2
Purchase Price Adjustments	3.4(e)
Purchased Assets	2.1
Purchaser	Preamble
Purchaser Documents	6.2
Purchaser Indemnified Parties	10.2(a)
Purchaser Objection Notice	3.4(e)
Qualified Plans	5.11(c)
Real Property Leases	5.9(b)
Restricted Area	7.13
Restricted Party	7.13
Revised Statements	2.6
Seller	Preamble
Seller Documents	5.2
Seller Indemnified Parties	10.3(a)
Seller Marks	7.6
Title Commitments	7.15(a)
Title Company	7.15(a)
Title Defect	7.15(c)
Title Policies	7.15(b)
Total Consideration	3.2
Transferred Employees	8.1(a)
Transition Services Agreement	7.7

1.3 Other Definitional and Interpretive Matters.

(a) Unless otherwise expressly provided, for purposes of this Agreement, the following rules of interpretation shall apply:

(i) Calculation of Time Period. When calculating the period of time before which, within which or following which, any act is to be done or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next succeeding Business Day.

(ii) Dollars. Any reference in this Agreement to $ shall mean U.S. dollars.

(iii) Exhibits/Schedules. The Exhibits and Schedules to this Agreement are hereby incorporated and made a part hereof and are an integral part of this Agreement. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any matter or item disclosed on a Schedule shall be deemed to have been disclosed in all other relevant Schedules where it should be reasonably apparent that such disclosure relates to such other Schedules, and in no instance shall any Schedule be deemed to have been disclosed in any other Schedule which has “None,” “N/A” or words of similar import as disclosure. Disclosure of any item on any Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect. No disclosure on a Schedule relating to a possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that breach or violation exists or has actually occurred. Any capitalized terms used in any Schedule or Exhibit but not otherwise defined therein shall be defined as set forth in this Agreement.

(iv) Gender and Number. Any reference in this Agreement to gender shall include all genders, and words imparting the singular number only shall include the plural and vice versa.

(v) Headings. The provision of a Table of Contents, the division of this Agreement into Articles, Sections and other subdivisions and the insertion of headings are for convenience of reference only and shall not affect or be utilized in construing or interpreting this Agreement. All references in this Agreement to any “Section” are to the corresponding Section of this Agreement unless otherwise specified.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

ARTICLE II

PURCHASE AND SALE OF ASSETS; ASSUMPTION OF LIABILITIES

2.1 Purchase and Sale of Assets.

On the terms and subject to the conditions set forth in this Agreement, at the Closing Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, assign, convey and deliver to Purchaser all of Seller’s property, privileges, rights and claim, tangible or intangible, real, personal or mixed, owned or leased, used or otherwise held by Seller or hereafter acquired prior to the Closing Date and used or held for use principally in the conduct of the Business, including the System Contracts, Easements, Furniture and Equipment, Governmental Authorizations, Intangibles, Real Property and all accounts receivable and prepaid expenses relating exclusively to the Assets or the operation of the Systems and the Records, but not including the Excluded Assets (all of such assets and properties being referred to herein as the “Purchased Assets”), free and clear of all liens, except for Permitted Encumbrances.

2.2 Excluded Assets.

Nothing herein contained shall be deemed to sell, transfer, assign or convey the Excluded Assets to Purchaser and the Purchased Assets shall exclude the Excluded Assets. Seller shall retain all right, title and interest to, in and under the Excluded Assets. “Excluded Assets” shall mean the following assets:

(a) the Excluded Contracts;

(b) all cash, cash equivalents, bank deposits or similar cash items of Seller;

(c) any intellectual property rights of Seller;

(d) any personnel files pertaining to any Employee or Former Employee;

(e) books and records that Seller is required by Law to retain or that Seller determines are necessary or advisable to retain; provided, however, that Purchaser shall have the right to make copies of any portions of such retained books and records that relate to the Business, the System or any of the Purchased Assets for a reasonable period after Closing but in no event exceeding 3 years after Closing;

(f) Seller’s partnership books and records and other books and records related to internal partnership matters and financial relationships with Seller’s lenders and affiliates;

(g) any claim, right or interest of Seller in or to any refund, rebate, abatement or other recovery for Taxes, from any Governmental Entity, for any Franchise fees (in each case except to the extent such Taxes relate to the Purchased Assets in respect of the post-Closing Tax period or the portion of a period allocable to the post-Closing Tax period), together with any interest due thereon or penalty rebate arising therefrom;

(h) all insurance policies or rights to proceeds thereof relating to the Business;

(i) all Tax Returns and financial statements of Seller, the System and the Business and all records (including working papers) related thereto;

(j) all prepaid charges, expenses or rent under the Real Property Leases, any personal property leases or any such other leases or in respect of the Owned Real Property that is attributable to any period beginning prior to and ending before the Closing;

(k) all Employee Benefit Plans;

(l) all Programming Agreements and retransmission consent agreements;

(m) advertising insertion equipment owned by third parties and advertising sales agency or representation System Contracts providing any third party the right to sell available advertising time for the Systems;

(n) all patents, copyrights, trademarks, trade names, service marks, service names, logos and similar proprietary rights owned by Seller or its Affiliates, whether or not used in the business of the Systems;

(o) all of Seller’s causes of action, claims, credits, demands or rights of set-off against third parties, to the extent related to any Excluded Asset;

(p) All rights to receive fees for services from any Affiliate of Seller other than fees for services, if any, rendered by Purchaser after Closing to an Affiliate of Seller;

(q) Any and all assets or rights of Seller unrelated to the Business;

(r) All computers, equipment, software, licenses and agreements related to Seller’s billing and subscriber management systems;

(s) Any contracts, agreements or other arrangements between Seller and any Affiliate of Seller;

(t) all rights that accrue to Seller under this Agreement; and

(u) the assets listed on Schedule 2.2 hereto.

2.3 Assumption of Liabilities.

At the Closing, Seller shall sell, transfer, assign and convey to Purchaser, and Purchaser shall assume, effective as of the Closing, and shall timely perform, pay and discharge in accordance with their respective terms, the following Liabilities of Seller (collectively, the “Assumed Liabilities”):

(a) Liabilities of Seller to all customers and advertisers of the Systems for any advance payments or deposits for which Purchaser shall have received a credit pursuant to Section 3.4;

(b) Liabilities with respect to the Business, the Purchased Assets, the Transferred Employees arising after the Closing, to the extent such Liabilities arise from or are related to any event that occurs on or after the Closing Date;

(c) all Taxes applicable to the transfer of the Purchased Assets pursuant to this Agreement that are required to be paid by Purchaser pursuant to Section 11.1(b) and (c);

(d) Liabilities for Taxes relating to the Business, the Purchased Assets, the Transferred Employees for all taxable periods (or portions thereof) beginning after the Closing Date;

(e) all accrued expenses and trade accounts payable to the extent arising out of the Business, the Purchased Assets, the Transferred Employees prior to the Closing that are outstanding as of 12:01 a.m. on the Closing Date and are taken into account in adjusting the Base Purchase Price pursuant to Section 3.4(d) (i), (ii) and (iii); and

(f) Liabilities relating to amounts required to be paid by Purchaser hereunder.

2.4 Excluded Liabilities.

Purchaser is assuming only the Assumed Liabilities and shall not assume or be liable for any other Liabilities of Seller (or any predecessor owner of all or part of its business and assets) of whatever nature, whether presently in existence or arising hereafter, known or unknown, contingent or otherwise, other than Assumed Liabilities. All such Liabilities not being assumed are referred to herein as the “Excluded Liabilities”).

2.5 Further Conveyances and Assumptions; Consent of Third Parties.

(a) From time to time following the Closing, Seller and Purchaser shall execute, acknowledge and deliver all such further conveyances, notices, assumptions, releases and acquittances and such other instruments, and shall take such further actions, as may be reasonably necessary or appropriate to assure fully to Purchaser and its successors or assigns, all of the rights, titles and interests intended to be conveyed to Purchaser under this Agreement and the Transaction Documents and to assure fully to Seller and its Affiliates and their successors and assigns, the assumption of the liabilities and obligations intended to be assumed by Purchaser under this Agreement and the Transaction Documents, and to otherwise make effective the transactions contemplated hereby and thereby.

(b) Nothing in this Agreement nor the consummation of the transactions contemplated hereby shall be construed as an attempt or agreement to assign any Purchased Asset, including any Contract, Permit, Franchise, Programming Agreement, certificate, approval, authorization or other right, which by its terms or by Law is nonassignable without the consent of a third party or a Governmental Entity or is cancelable by a third party in the event of an assignment (“Nonassignable Assets”) unless and until such consent shall have been obtained.

(c) With respect to material System Contracts and Permits, Seller shall use its commercially reasonable efforts to cooperate with Purchaser at its request for up to 180 days following the Closing Date in endeavoring to obtain such consents not obtained prior to Closing; provided, however, that other than as set forth in Section 7.3 such efforts shall not require Seller or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation or to remain secondarily or contingently liable for any Assumed Liability to obtain any such consent. Purchaser and Seller shall use their respective commercially reasonable efforts to obtain, or cause to be obtained, any consent, substitution, approval or amendment required to novate all Liabilities under any and all Contracts or other Liabilities that constitute Assumed Liabilities or to obtain in writing the unconditional release of Seller and its Affiliates so that, in any such case, Purchaser shall be solely responsible for such Liabilities; provided, however, that the allocation between Seller and Purchaser of payments of consideration, fees and costs payable to any third party (or its agents) from whom any such consent, substitution, approval or amendment is requested shall be governed by Section 7.3.

2.6 Purchase Price Allocation for Federal Income Tax Purposes.

Seller and Purchaser shall allocate the Total Consideration as adjusted by any amounts required to be taken into account for U.S. federal income tax purposes as specified in Schedule 2.6 and, in accordance with such allocation, Seller shall prepare and deliver to Purchaser copies of Form 8594 and any required exhibits thereto (the “Asset Acquisition Statement”). Purchaser shall prepare and deliver to Seller from time to time revised copies of the Asset Acquisition Statement (the “Revised Statements”) so as to report any matters on the Asset Acquisition Statement that need updating (including purchase price adjustments, if any) consistent with the agreed upon allocation. The Total Consideration for the Purchased Assets shall be allocated in accordance with the Asset Acquisition Statement or, if applicable, the last Revised Statements, provided by Purchaser to Seller, and all income Tax Returns and reports filed by Purchaser and Seller shall be prepared consistently with such allocation. Neither Purchaser nor Seller shall, nor shall they permit their respective Affiliates to, take any position inconsistent with the Asset Acquisition Statement or the then-applicable Revised Statement.

ARTICLE III

CONSIDERATION

3.1 Initial Payment.

Upon the execution of this Agreement, Purchaser shall make a cash payment in immediately available funds in an amount equal to One Hundred and Fifty thousand Dollars ($150,000) (the “Initial Payment”) to Seller. At Closing, the Initial Payment together with interest at the rate of .5% per annum on such Initial Payment shall be credited against the Purchase Price. The Initial Payment shall be used by Seller solely to pay expenses that Seller will incur to obtain Seller’s limited partners’ approval and a third party fairness opinion in preparation for Closing.

3.2 Consideration.

The aggregate consideration for the Purchased Assets shall be (a) an amount in cash equal to Three Million Dollars ($3,000,000) (the “Base Purchase Price”), subject to adjustment as provided in Section 3.4 (as adjusted, the “Purchase Price”), and (b) the assumption of the Assumed Liabilities (together with the Purchase Price, the “Total Consideration”).

3.3 Payment of Purchase Price.

On the Closing Date, Purchaser shall pay the Purchase Price to Seller as follows:

(a) Credit to the Purchaser of the Initial Payment and interest accrued thereon;

(b) Three Hundred Thousand Dollars ($300,000) in cash (the “Escrow Funds”) shall be deposited into an escrow account (the “Escrow Account”), which shall be established pursuant to an escrow agreement, which escrow agreement (the “Indemnity Escrow Agreement”) shall be (i) entered into on the Closing Date among Seller, Purchaser and U.S. Bank National Association, a national banking association (the “Escrow Agent”) and (ii) substantially in the form of Exhibit A. On the last day of the eighteenth (18) month after Closing, the Escrow Funds, together with interest thereon, then remaining in the escrow account less any payments due to Purchaser or pending claims made by Purchaser pursuant to Section 10 together with interest attributable thereto, shall be delivered to Seller; and

(c) an amount equal to the Base Purchase Price minus the Escrow Funds minus the Initial Payment and interest accrued thereon plus or minus (as the case may be) the Purchase Price Adjustments proposed in the Preliminary Report, or if such amount is disputed, the Estimated Adjustments Amount, by wire transfer in immediately available funds.

3.4 Adjustments and Prorations.

(a) The Base Purchase Price shall be adjusted such that all revenues, expenses and other Liabilities arising from the Systems up until 12:01 a.m. on the Closing Date, including subscriber and advertising revenues, franchise fees, pole and other rental charges payable with respect to cable television service, utility charges, real and personal property taxes and assessments levied against the Purchased Assets, property and equipment rentals, applicable copyright or other fees, sales and service charges, taxes (except for taxes arising from the transfer of the Purchased Assets hereunder which are covered by Section 11.1(b)), and similar prepaid and deferred items, shall be prorated between Purchaser and Seller in accordance with the principle that Seller shall be responsible for all expenses, costs and Liabilities and entitled to all revenues allocable to the conduct of the Business for the period prior to the Closing Date, and Purchaser shall be responsible for all expenses, costs and obligations and entitled to all revenues allocable to the conduct of the Business on the Closing Date and for the period thereafter, all of which shall be determined in accordance with GAAP.

(b) At Closing, the Base Purchase Price shall be increased by an amount equal to (a) 100% of the face amount of all customer Accounts Receivable that are outstanding on the Closing Date and have been outstanding for 30 or less from the first day of the period to which any outstanding bill relates, (b) 95% of the face amount of all customer Accounts Receivable that are outstanding on the Closing Date and have been outstanding more than 30 days but less than 60 days from the first day of the period to which any outstanding bill relates, (c) 0% for all customer Accounts Receivable that are outstanding on the Closing Date and have been outstanding more than 60 days from the first day of the period to which any outstanding bill relates, and (d) 100% of the face amount of all Accounts Receivable related to advertising services and time provided by Seller prior to Closing.

(c) At Closing, the Base Purchase Price shall be increased by an amount equal to 100% of the face amount of all payments and sums deposited or advanced by Seller to a landlord, utility, Governmental Body or any other party as a security deposit or in exchange for initiation of a service and which will inure to the benefit of Purchaser.

(d) At Closing, the Base Purchase Price shall be reduced by an amount equal to (i) any customer advance payments (i.e., customer payments received by Seller prior to the Closing but relating to service to be provided by Purchaser after the Closing) and deposits (including any interest owing thereon), (ii) except as set forth in Section 3.4(c), above, any other advance payments (e.g., advertising payments received by Seller prior to the Closing but relating to service to be provided by Purchaser after the Closing) and (iii) all accrued expenses and trade accounts payable to the extent arising out of the operations of the Business prior to the Closing that are outstanding as of 12:01 a.m. on the Closing Date, provided that such Liabilities are assumed by Purchaser.

(e) At least five (5) Business Days prior to the Closing Date, Seller will deliver to Purchaser a report with respect to the Systems (the “Preliminary Report”), showing in detail the preliminary estimate of the adjustments referred to in
Section 3.4(a)-(e) (the “Purchase Price Adjustments”), calculated in accordance with such Section as of the Closing Date (or as of any other date(s) agreed to by the parties), together with any documents substantiating the determination of the Purchase Price Adjustments proposed in the Preliminary Report. The Preliminary Report will include a Schedule setting forth advance payments and deposits made to or by Seller, as well as Accounts Receivable information relating to the Systems (showing sums due and their respective aging as of the Closing Date). The estimated Purchase Price Adjustments shown in the Preliminary Report will be reflected as adjustments to the Base Purchase Price payable at the Closing pursuant to Section 3.4. In the event Purchaser objects to the Seller’s calculation of any Purchase Price Adjustment as set forth in the Preliminary Report, Purchaser shall deliver to the Seller at least two (2) Business Days prior to the Closing a written statement in reasonable detail describing any discrepancies believed to exist (“Purchaser Objection Notice”). Purchaser and Seller shall use their commercially reasonable efforts to resolve any of Purchaser’s objections to the Preliminary Report as described in Purchaser’s Objection Notice, and Seller shall make such revisions to the Preliminary Report as mutually agreed between Seller and Purchaser, and, if any changes are made, shall deliver a copy of such revised Preliminary Report to Purchaser no later than one (1) Business Day prior to the Closing. With respect to any of Purchaser’s objections that are not resolved before the Closing Date, the parties shall proceed as follows: (i) if the aggregate amount of Purchaser’s unresolved objections is $100,000 or less, the Closing shall proceed with Seller’s estimate of such disputed amounts, and (ii) if the aggregate of Purchaser’s unresolved objections are greater than $100,000, then the mid-point between the aggregate of Purchaser’s unresolved objections and Seller’s estimate of such disputed amounts shall be used for purposes of proceeding to Closing. The amount used pursuant to subclause (i) or (ii) of this Section 3.4(e) shall be referred to as the “Estimated Adjustments Amount.”

(f) Within sixty (60) days after the Closing Date, Purchaser shall deliver to Seller a report with respect to the Systems (the “Final Report”), showing in detail its determination of the Purchase Price Adjustments, together with any documents substantiating its calculation of the adjustments proposed in the Final Report. If Seller shall conclude that the Final Report does not accurately reflect the adjustments and prorations to be made to the Purchase Price in accordance with this Section 3.4, Seller shall, within thirty (30) days after its receipt of the Final Report, provide to Purchaser a written statement in reasonable detail describing any discrepancies believed to exist. Purchaser and Seller shall use good faith efforts to jointly resolve the discrepancies within fifteen (15) days of Purchaser’s receipt of Seller’s written statement of discrepancies, which resolution, if achieved, shall be binding upon all parties to this Agreement and not subject to dispute or judicial review. If Purchaser and Seller cannot resolve the discrepancies to their mutual satisfaction within such 15-day period, Purchaser and Seller shall, within the following ten (10) days, shall jointly designate a nationally recognized independent accounting firm which is mutually agreeable to, and independent of each of, the parties (the “Independent Accountants”) to review the Final Report together with Seller’s discrepancy statement and any other relevant documents. The Independent Accountants shall report their conclusions as to adjustments pursuant to this Section 3.4 which shall be conclusive on all parties to this Agreement and not subject to dispute or judicial review absent clerical errors or fraud. If, after adjustment as appropriate with respect to the amount of the aforesaid adjustments paid or credited at the Closing, Purchaser or Seller is determined to owe an amount to the other, the appropriate party shall pay such amount thereof to the other, within three (3) Business Days after receipt of such determination. The cost of retaining the Independent Accountants shall be split equally between Purchaser and Seller.

ARTICLE IV

CLOSING AND TERMINATION

4.1 Closing Date.

If this Agreement is not earlier terminated in accordance with Section 4.2, the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities provided for in Article II hereof (the “Closing”) shall take place at the offices of Seller at 101 Stewart Street, Suite 700, Seattle Washington, 98101, or will be conducted by mail, electronic mail, and /or telecopies or at such other place as the parties may designate in writing, at 10:00 a.m. (Pacific Standard Time) on the Closing Date.

4.2 Termination of Agreement.

This Agreement shall terminate and/or may be terminated prior to the Closing as follows:

(a) Automatically, at the end of business on the Closing Date if the Closing shall not have occurred by the close of business on that day;

(b) by mutual written consent of Seller and Purchaser;

(c) by Seller or Purchaser if there shall have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby;

(d) by Seller or Purchaser if there shall be in effect a final nonappealable Order of a Governmental Entity of competent jurisdiction restraining, enjoining or otherwise prohibiting a party from consummation of the transactions contemplated hereby;

(e) by Purchaser if Purchaser is not in material breach of its obligations under this Agreement and Seller shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 9.1(a) or 9.1(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured to Purchaser’s reasonable satisfaction within the earlier of ten (10) days following receipt by Seller of written notice of such breach from the Purchaser or April 30, 2012;

(f) by Seller if Seller is not in material breach of its obligations under the Agreement and Purchaser shall have breached or failed to perform any of its representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Sections 9.2(a) or 9.2(b) would not be satisfied and such breach is incapable of being cured or, if capable of being cured, shall not have been cured to Seller’s reasonable satisfaction within the earlier of ten (10) days following receipt by Purchaser of written notice of such breach from Seller or April 30, 2012;

(g) by Seller within 65 days of the date of this Agreement if, within that time period, Seller’s financial advisor notifies Seller, in writing, that it cannot conclude that the sale of Seller assets, in the aggregate, from a financial point of view, is fair to the Seller’s limited partners;

(h) by Seller, if and at such time the Seller’s limited partners have not approved the Transaction.

4.3 Procedure Upon Termination.

In the event of termination by Purchaser or Seller, or both, pursuant to Section 4.2 hereof, and except as to termination under to Section 4.2(a), written notice thereof shall forthwith be given to the other party or parties, and this Agreement shall terminate, and the purchase of the Purchased Assets hereunder shall be abandoned, without further action by Purchaser or Seller.

4.4 Effect of Termination.

(a) In the event that this Agreement terminates or is validly terminated in accordance with Sections 4.2 and 4.3, then each of the parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination; provided, that the obligations of the parties in this Section 4.4 and Section 7.4 will survive any such termination and; provided, further, that the obligations of the parties set forth in Articles X and XI (other than Sections 11.1 and 11.10) hereof shall survive any such termination and shall be enforceable hereunder.

(b) Nothing in this Section 4.4 shall relieve Purchaser or Seller of any liability for a breach of any of its covenants or agreements or a breach of any of its representations and warranties contained in this Agreement that occurred prior to the date of termination. The damages recoverable by the non-breaching party shall include all attorneys’ fees reasonably incurred by such party in connection with the transactions contemplated hereby. If the Agreement is terminated pursuant to Section 4.2(e), Seller shall repay the entire Initial Payment to Purchaser, in addition to and not in limitation of any other remedies Purchaser may have. If the Agreement is terminated for any reason other than Section 4.2(e), at the time of termination any portion of the Initial Payment not yet spent on expenses related to Seller’s limited partners’ approval and third party fairness opinion in preparation for Closing shall be repaid to Purchaser, in addition to and not in limitation of any other remedies Purchaser may have.

(c) Except as provided in Section 8.1(a), during the period from the Effective Date through the date that is one (1) year following the termination of this Agreement pursuant to Section 4.2 hereof, (i) Purchaser shall not directly or indirectly, through any subsidiary, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any executive officer, supervisor or manager of Seller, NCC or any of their Subsidiaries or Affiliates as of the Effective Date, and (ii) neither NCC nor Seller shall directly or indirectly, through any Subsidiary or Affiliate (including any subsidiary of NCC), officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any executive officer, supervisor or manager of Purchaser or any Affiliate of Purchaser as of the Effective Date. The foregoing restrictions shall not apply to individuals that (A) are not employed by a party at the time of the solicitation, employment or retention, (B) respond to general public advertisements of a job opening or (C) are recruited through an employment agency not targeted at such Person’s employees. Furthermore, after termination, Purchaser shall not oppose or seek to prevent or frustrate any transaction or agreement that Seller may propose or enter into relating to the sale of all or any portion of the Business.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that:

5.1 Organization and Good Standing.

Seller is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Washington and has all requisite limited partnership power and authority to own, lease and operate its properties and to carry on its business as now conducted. Seller is duly qualified or authorized to do business and is in good standing under the laws of each jurisdiction in which it owns or leases real property and each other jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification or authorization, except where the failure to be so qualified, authorized or in good standing would not have a Material Adverse Effect. The jurisdictions in which Seller is qualified or authorized to do business are listed on Schedule 5.1. Seller does not have any Subsidiaries and does not, directly or indirectly, own or have the right or obligation to acquire any equity interests in any other Person.

5.2 Authorization of Agreement.

Subject to obtaining the approval of a majority in interest of the limited partners, (a) Seller has all requisite partnership power and authority to execute and deliver this Agreement and Seller has all requisite power, authority and legal capacity to execute and deliver each other agreement, document, or instrument or certificate contemplated by this Agreement or to be executed by Seller in connection with the consummation of the transactions contemplated by this Agreement (the “Seller Documents”), to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby; (b) this Agreement and each of the Seller Documents will be at or prior to the Closing, duly and validly executed and delivered by Seller and, (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each of the Seller Documents when so executed and delivered will constitute, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

5.3 Conflicts; Consents of Third Parties.

Subject to obtaining the approval of a majority in interest of the limited partners of Seller, Purchaser’s obtaining on its own behalf each of the Franchises listed on Schedule 5.14(a), and except as set forth on Schedule 5.3 (the “Consents”), none of the execution and delivery by Seller of this Agreement, the consummation of the transactions contemplated hereby, or compliance by Seller with any of the provisions hereof or thereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation or acceleration of any obligation under, or result in the imposition of any lien other than a Permitted Encumbrance under, any provision of (a) the certificate of limited partnership and limited partnership agreement, as amended, of Seller; (b) violate any Legal Requirement in any material respect, (c) require any consent, waiver, approval or authorization of, or any filing with or notice to, any Governmental Entity or other Person, or (d) conflict in any material respect with or constitute a material violation or material breach of or a material default under (without regard to requirements of notice, lapse of time or elections of other Persons or any combination thereof), permit or result in the termination, suspension or material modification of, result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or result in the creation or imposition of any Encumbrance (other than a Permitted Encumbrance) under, any System Contract, Franchise or License or any other instrument that is a Purchased Asset or evidences an Assumed Liability or any instrument or agreement by which any of the Purchased Assets are bound or affected, except to the extent listed on Schedule 5.3.

5.4 No Other Consent.

Subject to Section 5.3, no other consent, waiver, approval, or authorization of any Person or Governmental Entity is required on the part of Seller in connection with the execution and delivery of this Agreement, the performance by Seller of its obligations hereunder, or the consummation of the transactions contemplated hereby, the absence of which would have a Material Adverse Effect.

5.5 Financial Statements.

Seller has delivered to Purchaser copies of the unaudited statements of income for the System(s) for monthly periods ending on each of the first 8 months of 2011 (such unaudited statements and those statements of income delivered pursuant to Section 7.16(c)(ii), are referred to herein as the “Financial Statements”). Each of the Financial Statements has been prepared in accordance with GAAP consistently applied (except for normal year-end adjustments that are not individually or in the aggregate material and the lack of footnotes thereto) and from the books and records of Seller. Each of the Financial Statements presents fairly in all material respects the results of operations for the periods indicated therein.

5.6 Title to Purchased Assets.

(a) Seller is in possession of and has exclusive, good and marketable title to or a valid leasehold interest in (or other rights of a lessee or licensee to use and hold for use) the Purchased Assets (other than Real Property, which is separately addressed in Section 5.9), free and clear of all Encumbrances (other than those Encumbrances disclosed on Schedule 5.6(a), all of which Seller will cause to be released prior to Closing and the Permitted Encumbrances).

(b) Except for the Excluded Assets, the Purchased Assets constitute all the assets necessary to permit Purchaser to (i) conduct the Business and operate the Systems substantially as they are being conducted and operated on the date of this Agreement and (ii) perform all the Assumed Liabilities. The Purchased Assets include inventory of a sufficient quantity to enable Purchaser to conduct the Business, as it is conducted by Seller as of the date of this Agreement and as of the Closing Date, for at least a 30-day period following the Closing Date.

(c) All the Equipment is listed on Schedule 5.6(c). Except as otherwise indicated on Schedule 5.6(a) and Schedule 5.6(c), all the Equipment is owned by Seller free and clear of all Encumbrances (other than Permitted Encumbrances), is in good operating condition and repair, except for ordinary wear and tear and routine repairs, and is suitable for the operation of the Systems, as they are operated as of the date of this Agreement and as of the Closing Date.

5.7 Absence of Certain Developments.

Except as expressly contemplated by this Agreement, since the date of the Financial Statements, Seller has conducted its business in the Ordinary Course of Business including, without limitation:

(a) no event or events have occurred, and no circumstance has occurred, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(b) Seller has not sold, transferred or otherwise disposed of any material Purchased Assets, except for dispositions in the Ordinary Course of Business, and has not suffered any theft, damage, removal, destruction or casualty loss of any material Purchased Assets not covered by insurance;

(c) Seller has not changed in any material respect any of its accounting methods, principles or practices;

(d) Seller has operated the Systems only in the usual, regular and ordinary course and in material compliance with all applicable Legal Requirements;

(e) Seller has not entered into any settlement of pending or threatened litigation other than any settlement that is not reasonably likely to have a Material Adverse Effect;

(f) Seller has not adopted, amended or entered into any employment, consulting, retention, change-in-control, collective bargaining, bonus or other cash incentive compensation, deferred compensation, stock option or other equity incentive compensation, health or other welfare benefit, pension, profit sharing, retirement, severance, vacation or other employment or compensation plan, policy, agreement, arrangement or trust for the benefit of any director, officer, employee, agent, consultant or Affiliate of Seller; and

(g) Seller has not mortgaged, pledged or otherwise subjected to any Encumbrance any of the Purchased Assets, whether tangible or intangible, except for Permitted Encumbrances.

5.8 Taxes. Except as set forth in Schedule 5.8:

(a) All Tax Returns required to be filed by Seller for any pre-Closing Tax period have been, or will be, timely filed. Such Tax Returns are, or will be, true, complete and correct in all material respects. All Taxes due and owing by Seller (whether or not shown on any Tax Return) have been, or will be, timely paid.

(b) Seller has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(c) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of Seller.

(d) All deficiencies asserted, or assessments made, against Seller as a result of any examinations by any taxing authority have been fully paid.

(e) Seller is not party to any claim, action, demand, inquiry, audit, notice of violation, proceeding, citation, subpoena, or investigation of any nature (whether civil, criminal, administrative or otherwise) by any taxing authority. There are no such pending or , to the Knowledge of Seller, threatened claims, actions, demands, inquiries, audits, notices, proceedings, citations, subpoenas or investigations by any taxing authority.

(f) There are no Encumbrances for Taxes upon any of the Purchased Assets nor, to the Knowledge of Seller, is any taxing authority in the process of imposing any Encumbrances for Taxes on any of the Purchased Assets (other than for current Taxes not yet due and payable).

(g) Seller is not, and has not been, a party to, or a promoter of, a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b).

(h) None of the Purchased Assets is property that Seller is required to treat as being owned by any other Person pursuant to the so-called “safe harbor lease” provisions of former Section 168(f)(8) of the Internal Revenue Code of 1954, as amended.

(i) None of the Purchased Assets is tax-exempt use property within the meaning of Section 168(h) of the Code.

(j) This Section 5.8 represents the sole and exclusive representation and warranty of Seller regarding Tax matters.

5.9 Real Property.

(a) Schedule 5.9(a) lists all Real Property owned by Seller (the “Owned Real Property”). Seller has delivered to Purchaser as to all Owned Real Property true, correct and complete copies of all vesting deeds, title policies, title commitments, title exception documents, surveys and environmental reports in Seller’s possession or control and all leases or licenses encumbering the Owned Real Property or encumbering a fixture on Owned Real Property, and all amendments, renewals, assignments of lessee’s or lessor’s interest, memoranda of leases and notes and correspondence to or from the lessee or lessor or licensee or licensor. Except as set forth on Schedule 5.9(a):

(i) Seller has good, marketable, and indefeasible fee simple title to all of the Owned Real Property, free and clear of all Encumbrances other than Permitted Encumbrances;

(ii) There are no leases or other use or occupancy agreements granting to any Person a right to occupy or otherwise use any part of the Owned Real Property;

(iii) There are no outstanding options, rights of first offer, rights of first refusal or other agreements granting to any Person a right to purchase the Owned Real Property or any part thereof or interest therein;

(iv) There are no arrangements or commitments of any kind pursuant to which the Owned Real Property (or any part thereof or interest therein) will become subject to any Encumbrances other than Permitted Encumbrances;

(v) There are no Persons other than Seller in possession of any Owned Real Property or any part of any Owned Real Property;

(vi) Seller has received no notice in writing or by publication of any appropriation, condemnation or like proceeding or of any violation of any applicable zoning-related Legal Requirement relating to or affecting any of the Owned Real Property, and to the Knowledge of Seller, there is no such violations.

(b) Schedule 5.9(b) lists (i) all Purchased Assets consisting of real property leases pursuant to which any real property is leased by Seller (the “Real Property Leases”) and (ii) all Purchased Assets consisting of other interests in real property that are not Owned Real Property, and that have been memorialized in writing, including easements, Licenses, rights to access, rights-of-way and other real property interests that are used in the operation of the System (collectively, the “Easements”). Seller has delivered to Purchaser true, correct and complete copies of all Real Property Leases and Easements and true, correct and complete copies of subleases, licenses licensing an interest in Real Property or a fixture on Real Property, amendments, renewals, assignments of lessee’s or lessor’s interest, memoranda of leases and notes and correspondence to or from the lessee or lessor or licensee or licensor. Each Real Property Lease and Easement is legal, valid, binding and enforceable against Seller and, to Seller’s Knowledge, against each other party thereto in accordance with its terms. Except as set forth on Schedule 5.9(b), Seller has not received any notice of any violation or breach of, or any default under, any Real Property Lease or Easement and there are presently no uncured breaches or defaults under any Real Property Lease or Easement. To Seller’s Knowledge, no event has occurred that, with notice or passage of time or both, would constitute a violation or breach of, or default under, any Real Property Lease or Easement by Seller or any other party thereto.

(c) To Seller’s Knowledge, each parcel of Owned Real Property and real property covered by a Real Property Lease (“Leased Real Property”), including any improvements constructed thereon and the current use thereof, conform in all material respects to all applicable Legal Requirements and any restrictive covenants or other Encumbrances affecting all or any part of such Real Property. There are no material physical, structural, or mechanical defects on, and all of the fixtures and improvements, including leasehold improvements, to the Owned Real Property and Leased Real Property, and the Owned Real Property and Leased Real Property are in good condition and repair, except for ordinary wear and tear and routine repairs, are operating, and are sufficient to enable the Owned Real Property and Leased Real Property to be used in all material respects in the manner in which it is currently being used and operated by Seller. Each parcel of Owned Real Property and to the Knowledge of Seller, each parcel of Leased Real Property has access, ingress and egress, or a valid, perpetual easement to a public right-of-way providing access, ingress and egress adequate for their current use.

5.10 System Contracts.

(a) Schedule 5.10 sets forth a complete list of all the System Contracts (other than Real Property Leases, Easements and railroad crossings that are listed in Schedule 5.9(b)) and a written summary that is accurate and complete in all material respects of each oral System Contract that is not terminable on 30 days prior notice). Except as set forth in Schedule 5.10, Seller has performed or is performing, in all material respects, all obligations required to be performed by it pursuant to the terms of the System Contracts that are included in the Purchased Assets. Seller is not in default under any System Contract that is included in the Purchased Assets and, to Seller’s Knowledge, no other party is in default thereunder. Each

System Contract that is included in the Purchased Assets is legally valid and binding and enforceable against Seller and, to Seller’s Knowledge, against each other party thereto. True, correct and complete copies of all the System Contracts have been made available to Purchaser.

(b) The Pole Attachment Agreements disclosed on Schedule 5.10 represent all contracts, permits, privileges and other authorizations necessary to permit Seller to maintain, operate and use utility poles and conduits as are currently used in the Systems or are necessary for the operation of the Systems and the Purchased Assets in accordance with the Franchises and applicable Legal Requirements. Except as set forth on Schedule 5.10, there are no pending or unresolved or, to the Knowledge of the Seller, threatened audits against Seller under any Pole Attachment Agreement or with respect to any utility attachment or conduit usage relating to the Systems. For the avoidance of doubt, for purposes of the representations and warranties set forth in this Section 5.10, all of Seller’s liabilities and obligations under any Pole Attachment Agreement for unpaid attachments, safety violations, and other failures to comply in with such Pole Attachment Agreement will be aggregated in determining whether a material breach of such Pole Attachment Agreement has occurred, regardless of whether any individual violation is a material breach of such Pole Attachment Agreement.

(c) All services and products sold, leased, provided or delivered by Seller to customers of the Business prior to the Closing Date conform in all material respects to applicable contractual commitments, express and implied warranties, product and service specifications and quality standards, and to the Knowledge of Seller there is no basis for any liability or other damages in connection with such services and products. Seller has no liability and to the Knowledge of Seller, there is no basis for any liability arising out of any injury to a Person or property as a result of the ownership, possession, provision or use of any service or product sold, leased, provided or delivered by the Business prior to the Closing Date.

5.11 Employees and Employee Benefits.

(a) Seller has provided to Purchaser a schedule dated as of a recent date (the “Employee Schedule”), setting forth a complete and accurate list of all Employees by work location, showing the original hire date, the current position and rate of compensation, the compensation rate type (hourly or salary) and the scheduled hours per week of each Employee.

(b) Schedule 5.11(b) lists: (i) each “employee benefit plan”, as defined in Section 3(3) of ERISA, (ii) each employment or individual consulting agreement, and (iii) each other plan, policy, agreement, arrangement, obligation or practice to provide, as compensation for services rendered, workers’ compensation, bonus or other incentive compensation, equity or equity-based compensation, stock purchase, severance, executive compensation, deferred compensation, sick leave, vacation pay, salary continuation, disability, hospitalization, medical insurance, life insurance, scholarship programs, tuition reimbursement programs, any plans subject to the requirements of section 125 of the Code, which in each case under clauses (i), (ii) or (iii) is maintained or sponsored by Seller or to which Seller contributes or for which the Seller otherwise has Liability, either directly or as a result of an ERISA Affiliate, to one or more present employees of Seller (collectively, the “Employee Benefit Plans”).

(c) Each of Seller’s Employee Plans that is intended to be qualified under Section 401(a) of the Code (“Qualified Plans”) (i) is the subject of an unrevoked favorable determination letter from the IRS, (ii) has remaining a period of time under the Code or applicable Treasury regulations or IRS announcements in which to request, and make any amendments necessary to obtain any letter from the IRS, or (iii) is a prototype or volume submitter plan entitled, under applicable guidance, to rely on the favorable opinion or advisory letter issued by the IRS to the sponsor of such prototype or volume submitter plan.

(d) Each of Seller’s Employee Plans has been administered and funded without material exception in compliance with its own terms and, where applicable, with ERISA, the Code, the Age Discrimination in Employment Act and any other applicable federal or state laws. None of Seller or any trade or business which is considered a single employer with Seller under Section 4001(b)(1) of ERISA has incurred or could reasonably be expected to incur material liability under Title IV of ERISA or the minimum funding requirements under Section 302 of ERISA, which such liability will not be satisfied on or prior to Closing. Seller does not contribute to and is not required to contribute to any Multiemployer Plan, as defined under ERISA with respect to any employees of the Systems.

(e) All contributions and premiums and obligations of Seller required by Law or by the terms of any Employee Benefit Plan or any agreement relating thereto have in all material respects been timely made, satisfied or accrued by Seller, and all amounts withheld from any Transferred Employee’s paychecks have in all material respects been properly contributed to the applicable Employee Benefit Plan or otherwise properly applied.

(f) Each of the Employee Benefit Plans is and has been in all material respects (A) maintained in accordance with its terms and all provisions of applicable Law, (B) to the Knowledge of Seller, not been the subject of any breach of any fiduciary duty with respect to which Seller or any Employee Benefit Plan may be liable or otherwise damaged in any respect, (C) not subject to any pending or, to the Knowledge of Seller, threatened, claim of a breach, and (D) to the Knowledge of Seller, not been the subjected to any “prohibited transaction” (within the meaning of either Section 4975(c) of the Code or Section 406 of ERISA) , in each case, with where Seller or any Employee Benefit Plan would be liable or otherwise damaged so as to have a Material Adverse Effect.

5.12 Labor.

(a) Seller is not a party to any labor or collective bargaining agreement.

(b) During the past three years there have been no strikes, work stoppages, work slowdowns or lockouts pending or, to the Knowledge of Seller, threatened against or involving Seller.

(c) Seller is and has been, in full compliance with all Laws relating to employment and employment practices, terms and conditions of employment and wages and hours, including, but not limited to, any such Laws respecting minimum wage and overtime payments, employment discrimination, workers’ compensation, family and medical leave, the Immigration Reform and Control Act, and occupational safety and health requirements, and has not and is not engaged in any unfair labor practice, in each case so as to have a Material Adverse Effect.

5.13 Litigation.

Except as set forth in Schedule 5.13, and except for any investigations and rule-making proceedings affecting the cable industry generally, (a) there are no actions, claims, inquiries, investigations, suits or proceedings pending before any Governmental Entity, arbitrator or mediator or, to Seller’s Knowledge, any written threat of such against Seller that, if adversely determined, would give rise to a material liability to Purchaser or materially adversely affect Purchaser’s right to own or operate the Systems or conduct the Business following the Closing; and (b) there exists no judgment requiring Seller to take any action of any kind with respect to the Purchased Assets or the operation of the Business or to which Seller, the Systems, the Business or the Purchased Assets are specifically subject or by which they are specifically bound or otherwise affected.

5.14 Governmental Authorizations.

(a) Schedule 5.14(a) is a list of the Governmental Authorizations held by Seller. True, complete and correct copies of all the Governmental Authorizations listed on Schedule 5.14(a) have been made available to Purchaser. The Governmental Authorizations are currently in full force and effect, are not in default and are valid under all applicable Legal Requirements according to their terms. Seller has not received written notice of any legal action, governmental proceeding or investigation that is pending against it, and to the Knowledge of Seller, no such action, proceeding or investigation is threatened, to terminate, suspend or modify any Governmental Authorization, and Seller is in material compliance with the terms and conditions of all the Governmental Authorizations and with other applicable requirements of all Governmental Entities (including the FCC and the Register of Copyrights) relating to the Governmental Authorizations, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

(b) The Franchises and Licenses included in the Governmental Authorizations listed on Schedule 5.14(a) represent all the Franchises and Licenses necessary to operate and provide Cable Video Services, Telephone Services, and HSI Services in the Communities. Schedule 5.14(b) includes those areas in which Seller validly operates without a written Franchise or Governmental Authorization. The expiration date of each Franchise covered under a Franchise agreement is accurately set forth and described on Schedule 5.14(b). No Governmental Entity has exercised any purchase option or right of first refusal under any Franchise, and to Seller’s Knowledge, no Governmental Entity has the intent to do so.

5.15 Retransmission Consent and Must-Carry; Rate Regulation; Copyright Compliance.

(a) Set forth in Schedule 5.15 is a list of the broadcast television stations carried by the System that have elected “must-carry” or retransmission consent status pursuant to the Cable Act. Except as set forth on Schedule 5.15, to the Knowledge of Seller, each broadcast television station carried by the System is carried pursuant to a retransmission consent agreement, “must-carry” election or other programming agreement.

(b) Other than with respect to those must-carry stations identified on Schedule 5.15, no written notices or demands have been received from the FCC or from any broadcast television station or from any other Person or Governmental Entity (i) challenging the right of any System to carry any television broadcast station or deliver the same or (ii) claiming that the System failed to carry a television broadcast station required to be carried pursuant to the Communications Act or has failed to carry a television broadcast station on a channel designated by such station consistent with the requirements of the Communications Act.

(c) The System is in compliance in all material respects with the provisions of the Cable Act as such Legal Requirements relate to the rates and other fees charged to subscribers of the System. Seller has established rates charged to subscribers that are allowable under the Cable Act and any authoritative interpretation thereof, to the extent such rates are subject to regulation by any Governmental Entity, including any local franchising authority and the FCC. Seller has made available, to Purchaser true, complete and correct copies of all FCC rate forms and will on not less than 10 days prior notice provide such other information not previously provided and reasonably requested by Purchaser relating to rate regulation generally or specific rates charged to subscribers with respect to the System. Neither Seller nor any Affiliate of Seller has entered into or is subject to any so-called social contract or proposed resolution with the FCC with respect to rates charged for cable television services in any System that would be applicable to such System following Closing and none is currently negotiating or anticipating entering into or being subject to the same. Except as set forth in Schedule 5.15, (i) there are no outstanding or unresolved proceedings or investigations (other than those affecting the cable industry generally) dealing with or otherwise affecting the rates that any System can charge (whether for programming, equipment, installation, service or otherwise), (ii) no System is subject to any currently effective order issued by a Governmental Entity that reduced the rates that it may charge (whether for programming, equipment, installation, service or otherwise (including late fees)), and (iii) no local franchising authority has been certified by the FCC as a rate regulating authority with respect to any System.

(d) Seller has complied in all material respects, and the System is in compliance in all material respects with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Tribunal and the Cable Act.

(e) Except as provided in Schedule 5.15, Seller has complied in all material respects with the must carry, retransmission consent, and commercial leased access provisions of the Cable Act.

(f) Except as provided in Schedule 5.15, neither Seller nor any of its Affiliates or contractors has received any notice from any Governmental Entity regarding the Business with respect to an intention to enforce customer service standards pursuant to the

Cable Act and Seller has not agreed with any Governmental Entity to establish customer service standards that exceed the standards in the Cable Act. Except as set forth on Schedule 5.14, Seller has not made any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any System.

(g) Schedule 5.15 provides the FCC required 854R registration number, if any, with respect to each antenna structure owned by Seller relating to the Systems. True, complete and correct copies of all FCC Forms 854R have been, or will be within ten Business Days after the date of this Agreement, made available by Seller to Purchaser.

(h) Seller has filed with the U.S. Copyright Office all statements of account and other documents and instruments and has paid all royalties, supplemental royalties, fees and other sums to the U.S. Copyright Office under the Copyright Act with respect to the System as are required to obtain, hold and maintain the compulsory copyright license for cable television systems prescribed in Section 111 of the Copyright Act. Seller has not been notified or otherwise advised of any inquiry, claim, action or demand pending before the U.S. Copyright Office or any other Person that questions the copyright filings or payments made by Seller with respect to the Systems. Seller has made all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the U.S. Copyright Office. Seller has made available to Purchaser true, complete and correct copies of all current reports and filings for the last six semi-annual reporting periods made or filed pursuant to copyright rules and regulations with respect to the System.

5.16 System Information.

(a) Schedule 5.16(a) sets forth a true and accurate statement of the following information with respect to the System, as of the date or dates set forth therein:

(i) the approximate number of aerial miles of plant included in the System and the approximate number of underground miles of plant included in the System, listed by headend;

(ii) the approximate number of homes passed by the System;

(iii) the approximate miles of plant operating at the applicable megahertz capacity;

(iv) the approximate number of subscribers to basic, expanded basic, premium and digital cable service, HDTV, DVR, telephone and HSI service, respectively, in each case showing for residential and commercial customers, served by the System by subscriber type;

(v) installation supplies and other personal property consumed, sold or used in the Business valued at $500 per item or greater and inventories of set-top-boxes and modems.

(b) Schedule 5.16(b) sets forth a materially true and accurate description of the following information relating to the System as of the date of this Agreement:

(i) a rate card describing the services available from the System, and the rates charged by Seller therefor, including all rates, tariffs, and other charges for cable television, telephone, high-speed data and other services provided by the System; and

(ii) a channel line up that includes the stations and signals carried by the System and the channel position of each such signal and station. The System is capable of providing all channels, stations and signals reflected as being carried on the System on Schedule 5.16(b).

(c) Seller has made available to Purchaser materially true and accurate information setting forth the node size, fiber counts and return paths for the System.

5.17 Compliance with Laws.

The ownership, leasing and use of the Purchased Assets as they are currently owned, leased and used, and the operation of the System as currently operated, do not violate or infringe in any material respect any Legal Requirements currently in effect (except as to Environmental Laws, as to which Section 5.20 only applies.) Seller has not taken or omitted to take any action, and, to the Knowledge of Seller, no event has occurred or circumstance exists, that is reasonably likely to (with or without the passage of time or the giving of notice) result in a violation of, conflict with, or failure on the part of Seller to conduct the operations of the System in compliance with any applicable Law where such failure would have a Material Adverse Effect.

5.18 Bonds, Insurance and Letters of Credit.

Each insurance policy, material performance bond, letter of credit, deposits and similar guarantee maintained or required to be maintained in connection with the System is set forth on Schedule 5.18.

5.19 Accounts Receivable.

All Accounts Receivable included in the Purchased Assets are bona fide and are attributable to transactions in the ordinary course. A complete and accurate list of the Accounts Receivable as of the Effective Date, showing the aging thereof, is set forth on Schedule 5.19. Seller shall update the Accounts Receivable list 5 Business Days prior to Closing. To Seller’s Knowledge, there are no contests, claims, defenses or rights of setoff against the Accounts Receivable relating to the amount or validity of such Accounts Receivable that that would have, in the aggregate, a Material Adverse Effect.

5.20 Environmental Matters.

(a) Seller has, at all times, occupied, used and operated the Real Property in compliance with all Environmental Laws.

(b) Seller has not received any written notice of any alleged violation of any Environmental Law with respect to the Real Property and has not been ordered by any Governmental Entity to undertake any cleanup of any of the Real Property.

(c) There is no civil, criminal or administrative claim, demand, hearing, investigation, notice, suit, proceeding or other action with respect to the Real Property pending or, to Seller’s Knowledge, threatened against Seller relating to any Environmental Laws.

(d) There are no facts, circumstances, conditions or occurrences regarding Seller that could reasonably be expected to form the basis of a claim of violation or liability against Seller under any Environmental Law or result in any violation by Seller of any Environmental Law with respect to the Real Property.

(e) There are no underground or above ground storage tanks, active, inactive or abandoned on the Owned Real Property and, to Seller’s Knowledge, have not been on the Owned Real Property in the past, and none of the Owned Real Property has been used at any time as a dry cleaning facility, gasoline service station or a facility for storing, pumping, dispensing or producing gasoline or any other petroleum products (other than such storage, pumping and dispensing of fuels and lubricants as is incidental to operation of the System) or Hazardous Substances.

(f) All chemicals, chemical compounds and mixtures that are included among the assets of Seller are integral to and used for the conduct of its business, have not been and are not intended to be discarded or abandoned, and are not waste or waste materials.

(g) Seller has made available to Purchaser true, complete and correct copies of all analyses, audits, correspondence, investigations, reviews, reports and studies on environmental matters relating to the Real Property that are in the possession or control of Seller.

5.21 Intellectual Property.

To Seller’s Knowledge, Seller owns all right, title and interest in and to, or has a valid and enforceable license or other right to use, all the intellectual property used by it in connection with the Business, which constitutes all intellectual property rights necessary for it to operate the Systems as currently operated, and no Person is challenging or, to Seller’s Knowledge, infringing or otherwise violating any intellectual property owned by Seller. Except as set forth on Schedule 5.21, Seller has not received any notice of any claim that any intellectual property used by Seller in the operation of the Business infringes on any intellectual property rights of any other Person.

5.22 Transactions with Affiliates.

Schedule 5.22 lists all contracts and agreements between Seller and any of Seller’s Affiliates. Except as set forth on Schedule 5.22, none of Seller’s Affiliates provides any assets, services or facilities to Seller that are material to the Business and operations of the Systems.

5.23 Insurance.

Seller is covered by fire and casualty, general liability, professional liability, workers compensation, theft and automobile insurance in scope and amount customary and reasonable for the business in which it is engaged.

5.24 [Reserved].

5.25 Financial Advisors.

Except as set forth on Schedule 5.25, the fees of which will be paid by Seller, no Person has acted, directly or indirectly, as a broker, finder or financial advisor for Seller in connection with the transactions contemplated by this Agreement and no such Person is entitled to any fee or commission or like payment in respect thereof.

5.26 Disclosure.

None of the documents or information provided to Purchaser by Seller or any agent or employee of Seller in the course of Purchaser’s due diligence investigation and the negotiation of this Agreement (including the Schedules) and the Transaction Documents, including the Financial Statements, contains any untrue statement of any material fact or omits to state a material fact necessary in order to make the statements contained in this Agreement or such documents or information not misleading in light of the circumstances in which it was made. The information set forth in the Schedules is accurate and complete in all material respects.

5.27 Overbuilds.

Except as set forth on Schedule 5.27, (i) no Person, other than Seller, Purchaser, or their respective Affiliates, is providing cable television service within the Communities, (ii) no Person, other than Seller, Purchaser, or their respective Affiliates, has publicly announced an intention to provide cable television service within the Communities, and (iii) to the Knowledge of Seller no Person, other than Seller, Purchaser, or their respective Affiliates, has applied for a franchise to provide cable television service within the Communities.

5.28 No Other Representations or Warranties; Schedules.

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE V (AS MODIFIED BY THE SCHEDULES HERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, NEITHER SELLER NOR ANY OTHER PERSON MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLER, THE BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND SELLER DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY SELLER, ANY AFFILIATE OF SELLER OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE V HEREOF (AS MODIFIED BY THE SCHEDULES HERETO) OR IN ANY OTHER TRANSACTION DOCUMENT, SELLER (I) EXPRESSLY DISCLAIMS ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT COMMON LAW, BY STATUTE, OR OTHERWISE, RELATING TO THE CONDITION OF THE PURCHASED

ASSETS (INCLUDING ANY IMPLIED OR EXPRESSED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, OR OF CONFORMITY TO MODELS OR SAMPLES OF MATERIALS) AND (II) HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY (OTHER THAN WITH RESPECT TO CLAIMS OF FRAUD, WILLFUL MISCONDUCT AND INTENTIONAL MISREPRESENTATION) FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION, OR ADVICE THAT MAY HAVE BEEN OR MAY BE PROVIDED TO PURCHASER BY ANY DIRECTOR, OFFICER, EMPLOYEE, AGENT, CONSULTANT, OR REPRESENTATIVE OF SELLER OR ANY OF ITS AFFILIATES). SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO PURCHASER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that:

6.1 Organization and Good Standing.

Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to own, lease and operate its properties and to carry on its business.

6.2 Authorization of Agreement.

(a) Purchaser has full limited liability company power and authority to execute and deliver this Agreement and each other agreement, document, instrument or certificate contemplated by this Agreement or to be executed by Purchaser in connection with the consummation of the transactions contemplated hereby and thereby (the “Purchaser Documents”), and to consummate the transactions contemplated hereby and thereby; (b) the execution, delivery and performance by Purchaser of this Agreement and each Purchaser Document have been duly authorized by all necessary limited liability company action on behalf of Purchaser; (c) This Agreement has been, and each Purchaser Document will be at or prior to the Closing, duly executed and delivered by Purchaser and (assuming the due authorization, execution and delivery by the other parties hereto and thereto) this Agreement constitutes, and each Purchaser Document when so executed and delivered will constitute, the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except (i) as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws from time to time in effect affecting the enforcement of creditors’ rights generally, and (ii) as the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.

6.3 Conflicts; Consents of Third Parties.

(a) None of the execution and delivery by Purchaser of this Agreement, the consummation of the transactions contemplated hereby, or the compliance by Purchaser with any of the provisions hereof will conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination or cancellation under, any provision of (i) the certificate of formation (or other organizational and governing documents) of Purchaser, (ii) any Contract or Permit to which Purchaser is a party or by which Purchaser or its properties or assets are bound, (iii) any Order of any Governmental Entity applicable to Purchaser or by which any of the properties or assets of Purchaser are bound or (iv) any applicable Law.

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Entity is required on the part of Purchaser in connection with the execution and delivery of this Agreement, the compliance by Purchaser with any of the provisions hereof, the consummation of the transactions contemplated hereby, or for Purchaser to conduct the Business, except for compliance with the applicable requirements of the Hart-Scott Rodino Antitrust Improvements Act of 1976 such other consents, waivers, approvals, Orders, Permits or authorizations the failure of which to obtain would not have a Material Adverse Effect upon Purchaser’s ability to consummate the transactions contemplated by this Agreement.

6.4 Litigation.

There are no Legal Proceedings pending or, to the Knowledge of Purchaser, threatened against Purchaser, or to which Purchaser is otherwise a party before any Governmental Entity, which, if adversely determined, would reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions hereby. Purchaser is not subject to any Order of any Governmental Entity except to the extent the same would not reasonably be expected to have a material adverse effect on the ability of Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

6.5 Financial Advisors.

No Person has acted, directly or indirectly, as a broker, finder or financial advisor for Purchaser in connection with the transactions contemplated by this Agreement and no Person is entitled to any fee or commission or like payment in respect thereof.

ARTICLE VII

COVENANTS

7.1 Access to Information.

(a) Seller agrees that, prior to the Closing, Purchaser shall be entitled, through its officers, employees and representatives (including its legal advisors and accountants), to make such investigation of the properties, businesses and operations of the Systems and such examination of the books and records of the Business, the Purchased Assets and the Assumed Liabilities as it reasonably requests and to make extracts and copies of such books and records. Any such investigation and examination shall be at Purchaser’s sole cost and expense, and conducted during regular business hours upon reasonable advance notice and shall be subject to restrictions under applicable Law. Seller shall cause the officers, employees, consultants, agents, accountants, attorneys and other representatives of Seller to cooperate with Purchaser and Purchaser’s representatives in connection with such investigation and examination, and Purchaser and its representatives shall cooperate with Seller and its representatives and shall use their reasonable efforts to minimize any disruption to the Business. Notwithstanding anything herein to the contrary, no such investigation or examination shall be permitted to the extent that it would require Seller to disclose information subject to attorney-client privilege or conflict with any confidentiality obligations to which Seller is bound. Notwithstanding anything to the contrary contained herein, prior to the Closing, without the prior written consent of Seller, which consent may not be unreasonable conditioned, withheld or delayed, (i) Purchaser shall not contact any suppliers to, or customers of, Seller and (ii) Purchaser shall not communicate with any System employee except for such management personnel designated by Seller as a contact for Purchaser.

(b) For a period of five years after the Closing, Purchaser will give Seller reasonable access during Purchaser’s regular business hours upon reasonable advance notice and under reasonable circumstances and shall be subject to restrictions under applicable Law to books and records transferred to Purchaser to the extent necessary for the preparation of financial statements, regulatory filings or Tax returns of Seller or its Affiliates in respect of periods ending on or prior to Closing, or in connection with any Legal Proceedings; provided however, that this Section 7.1(b) shall not apply in connection with any matter or dispute between the parties hereto or their Affiliates, including any claim for indemnification pursuant to Article X hereof. Seller shall be entitled, at its sole cost and expense, to make copies of the books and records to which they are entitled to access pursuant to this Section 7.1(b).

7.2 Conduct of the Business Pending the Closing.

Between the Effective Date and the Closing, except (i) as required by applicable Law or Contract in effect as of the Effective Date, (ii) as otherwise expressly provided for in this Agreement or (iii) with the prior written consent of Purchaser (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall operate the Business in the Ordinary Course of Business. Seller will use its commercially reasonable efforts to (i) preserve the Business, including preserving existing relationships with franchising authorities, suppliers, customers and others having business dealings with Seller relating to the Systems, maintaining the Purchased Assets in good operating condition and repair, , and maintaining service quality; (ii) keep available the services of the Employees and pay all compensation and employment taxes in accordance with applicable Legal Requirements; (iii) file with the appropriate Governmental Entities all reports required to be filed under the Governmental Authorizations and applicable Legal Requirements; (iv) implement planned rate increases; (v) continue to carry insurance with respect to the Business in such amounts and with respect to such risks as has been historically carried; and (vi) comply in all material respects with all applicable Legal Requirements with respect to the Systems or the Business. Seller will not take actions or engage in transactions outside the Ordinary Course of Business without first consulting with Purchaser.

Without limiting the foregoing, except as otherwise required by any Legal Requirement or any Governmental Entity or as permitted by this Agreement, until the Closing, Seller will not, without the prior written consent of Purchaser:

(a) make any sale, assignment, transfer, conveyance, abandonment or other disposition of any of the Purchased Assets, except for dispositions of inventory or worn-out or obsolete equipment for fair or reasonable value in the Ordinary Course of Business;

(b) subject any of the Purchased Assets, or any part thereof, to any Encumbrance except Permitted Encumbrances;

(c)(i) enter into any material contract or agreement or series of related contracts or agreements that in the aggregate would be material (other than contracts or agreements that are terminable on no more than 30 days prior notice), (ii) make any commitment, whether directly or indirectly by way of guarantee or otherwise, for an expenditure relating to any System that is not in the Ordinary Course of Business, or (iii) renew, extend, amend, modify, suspend performance under, or terminate any System Contract or Governmental Authorization;

(d) fail to use commercially reasonable efforts to maintain the Purchased Assets in good condition and repair, reasonable wear and tear excepted, including failing to perform all reasonable maintenance when scheduled or otherwise appropriate, or fail to maintain inventory for the System at levels appropriate to Seller’s operation of the Business;

(e) fail to maintain its Records in the usual, regular and Ordinary Course of Business or materially change (with respect to the Business, as a whole, or the components of the Business, individually) its accounting practices or policies or its application thereof, except as required by GAAP, accounting or financial reporting rules and regulations, provided that, in the event of any such required change, Seller will promptly notify Purchaser thereof in writing;

(f) increase Employee compensation and benefits, except as may be required by applicable Legal Requirements and normal increases in the Ordinary Course of Business that, in the aggregate, do not result in a material increase in benefits or compensation expense to Seller with respect to the Employees (other than those that Seller will retain upon the Closing);

(g) offer any promotional rates not listed on Schedule 7.2(g);

(h) fail to disconnect and discontinue service to subscribers whose accounts are delinquent;

(i) reduce the rates charged for Cable Video Services, Telephone Services, or HSI Services or add, delete, retier or repackage any analog or digital programming services;

(j) except in the Ordinary Course of Business consistent with past practices, sell, transfer or lease any of the Purchased Assets to, pay, loan or advance any amount to, or enter into any agreement or arrangement relating to the Business with, any of its Affiliates; or

(k) commit to do any of the foregoing.

7.3 Consents.

(a) Purchaser shall use its commercially reasonable efforts to obtain Franchises in accordance with O.C.G.A 36.76.01-11 in its own name for all Communities served by the System and listed on Schedule 5.14(a) sufficient to cover the Purchaser’s operations of the Business and the System from and after Closing.

(b) Except as to Franchises listed on Schedule 5.14(a), Seller will employ commercially reasonable efforts to promptly request and obtain each Required Consent, and Purchaser will cooperate with Seller in all commercially reasonable respects to obtain each Required Consent. Seller will promptly notify Purchaser if, in connection with obtaining any Required Consent, a Governmental Entity or other Person seeks to impose any condition on or change to any Governmental Authorization or System Contract (any such condition or change being referred to as a “Consent Condition”). Without Purchaser’s prior written consent, which may be withheld in Purchaser’s sole discretion, Seller will not agree to any Consent Conditions other than monetary Consent Conditions that Seller will satisfy prior to the Closing and non-monetary Consent Conditions that are not material to the applicable System Contract. Purchaser shall (and shall cause its Affiliates to) cooperate with Seller, to obtain the Required Consents. Seller and Purchaser shall each pay fifty percent (50%) of any commercially reasonable consideration, fees and costs payable to any third party (or its agents) from whom consent or approval is requested. Notwithstanding anything to the contrary contained in this Section 7.3, Seller’s obligations hereunder with respect to pursuing a Required Consent shall be fully satisfied with respect to (i) the transfer of pole attachment or conduit contracts, if Purchaser has executed a new contract with the respective pole company or if such pole company has indicated in writing that it is willing to execute a new contract at or prior to the Closing with Purchaser on terms substantially the same as the current terms thereof; and (ii) the transfer of railroad crossing permits or contracts, if Purchaser has executed a new permit or contract with the respective railroad company or if such railroad company has indicated in writing that it is willing to execute a new permit or contract at or prior to the Closing with Purchaser on terms substantially the same as the current terms thereof.

(c) Seller will request all Required Consents for Real Property Leases by letter substantially in the form of Exhibit B. Seller will request all other Required Consents by letter substantially in the form of Exhibit C.

(d) Periodically prior to Closing, the parties shall provide each other with updates regarding the then current status of each of the Required Consents and what action has been taken with respect to obtaining such Required Consents.

(e) If, notwithstanding the exercise of their commercially reasonable efforts and compliance with this Section 7.3, Seller is unable to obtain one or more of the Required Consents or Required Regulatory Approvals: (i) unless otherwise agreed by the Parties, at the Closing, Seller will transfer the affected Purchased Asset to Purchaser notwithstanding the absence of any such Required Consent or Required Regulatory Approval and (ii) Seller will continue to exercise its commercially reasonable efforts to obtaining each such Required

Consent and Required Regulatory Approval for a period of 12 months following the Closing; provided, that, compliance by Seller with the provisions of this Section 7.3(e) shall not be deemed to result in the breach of any representations or warranties of Seller herein.

7.4 Confidentiality Agreement.

Each party shall keep secret and hold in confidence for a period of three years following the Effective Date, any and all information relating to the other party that is proprietary to such other party, other than the following: (a) information that has become generally available to the public other than as a result of a disclosure by such party; (b) information that becomes available to such party or an agent of such party on a non-confidential basis from a third party having no obligation of confidentiality to a party to this Agreement; (c) information that is required to be disclosed by applicable law, judicial order or pursuant to any listing agreement with, or the rules or regulations of, any securities exchange on which securities of such party or any such affiliate are listed or traded; and (d) disclosures made by any party as shall be reasonably necessary in connection with obtaining the Consents. In connection with disclosure of confidential information under (c) and (d) above, the disclosing party shall give the other party hereto timely prior notice of the anticipated disclosure and the parties shall cooperate in designing reasonable procedural and other safeguards to preserve, to the maximum extent possible, the confidentiality of such material. Upon Closing, Purchaser may disclose information pertaining to the Purchased Assets, the Systems or the Business, and such disclosure right shall in no way be limited or governed by any other portion of this Section 7.4. Purchaser hereby acknowledges Seller has a public disclosure and filing obligations including but not limited to the solicitation of the approval of a majority in interest of Seller’s limited partners to the consummation of the transactions contemplated hereby and authorizes Seller to disclose certain information regarding the Purchaser as may be reasonably necessary.

7.5 Publicity.

Neither Seller nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other party hereto, which approval will not be unreasonably withheld or delayed; provided that (a) either party may, without the other party’s prior written consent, disclose information to its financing sources and professional advisors, including accountants, attorneys, investors, financial advisors, bankers and other experts, (b) Seller may, without Purchaser’s prior written consent, make public statements with respect to this Agreement and the transactions contemplated hereby to its general and limited partners, (c) either party may make public statements or disclosures as may be required by applicable laws, including SEC requirements, and (d) Seller may make such filings with the Securities and Exchange Commission as Seller deems necessary to solicit approval of the transaction contemplated by this Agreement from Seller’s limited partners.

7.6 Use of Name.

For a period six months after the Closing Date, Purchaser will have the non-exclusive right to use and operate the Systems using all of the trademarks, trade names, service marks,

service names, logos and similar proprietary rights, which are or have been used by Seller with respect to the Business or the Systems (collectively, the “Seller Marks”). Following the expiration of such six-month period, Purchaser will discontinue using and will dispose of all items of stationery, business cards and literature bearing the Seller Marks; provided that, notwithstanding the foregoing, Purchaser will not be required to remove or discontinue using any Seller Marks affixed to converters or other items in or to be used in customer premises or as are otherwise used in a fashion making such removal or discontinuation commercially impracticable for Purchaser.

7.7 Transition Services. Seller will cause its managing general partner to provide to Purchaser in connection with the Systems, transition services for a period of up to 180 days following Closing and will use its commercially reasonable efforts to cause necessary third parties to cooperate in the provision of, certain transition services following the Closing, which may include the conversion of existing call centers, billing systems, telephony services, HSI services, support services, including access to and the right to use its billing system, billing call center, Internet addresses, software, Internet back bone connection, e-mail servers and related fixed assets, and other services reasonable requested by Purchaser, pursuant to a transition services agreement to be negotiated in good faith by the Parties within 60 days after the date of this Agreement (the “Transition Services Agreement”). The Transition Services Agreement will contain among other provisions the condition that Seller or Seller’s Affiliates provide the transition services to Purchaser at the Seller’s actual out of pocket cost and, with respect to transition services provided by Seller’s Affiliates, at rated charged by such Affiliate in the Ordinary Course of Business.

7.8 Bonds, Letters of Credit, Etc.

Purchaser shall execute and deliver all reasonably necessary documents, to insure that on or before Closing, Purchaser has delivered each such bonds, letters of credit, indemnity agreements and similar instruments currently maintained and in effect as set forth in Schedule 5.18 in such amounts and in favor of such entities requiring the same in connection with the Purchased Assets, including all Permits, Franchises and Contracts.

7.9 Cooperation with Respect to Third Party Services.

(a) Except to the extent doing so will cause Seller to incur, or place Seller at risk of incurring, a material liability, Seller will cooperate with Purchaser in its efforts to comply with the requirements of Purchaser’s programming contracts and channel line-up requirements with respect to Purchaser’s acquisition of the System.

(b) Unless otherwise restricted or prohibited by any Governmental Entity or applicable Legal Requirement or will cause Seller to incur, or place Seller at risk of incurring, a material liability, Seller will, if requested by Purchaser, delete prior to the Closing any distant broadcast signals that Purchaser determines will result in unacceptable liability on the part of Purchaser for copyright payments with respect to continued carriage of such signals after the Closing.

7.10 Limited Partners Approval.

(a) Promptly after receipt of the Fairness Opinion pursuant to Section 7.19 of this Agreement concluding that the sale of Seller’s assets, in the aggregate, is fair from a financial point of view to Seller’s limited partners, and after completing SEC review of the Proxy Statement, , NCC shall call, give notice of, convene and hold a meeting of Seller’s limited partners (the “Limited Partners’ Meeting”) for the purpose of approving this Agreement and the sale of the Systems, Business and Purchased Assets to Purchaser pursuant to the terms of the Seller’s limited partnership agreement and applicable limited partnership law. Subject to the Fairness Opinion concluding that the sale of Seller’s assets, in the aggregate, is fair from a financial point of view to Seller’s limited partners, Seller shall solicit from Seller’s limited partners proxies in favor of the approval of this Agreement and the sale of the Systems, Business and Purchased Assets. Seller shall ensure that all proxies solicited pursuant to the foregoing are solicited in compliance with all applicable Laws.

(b) In connection with the Sellers’ Limited Partners’ Meeting, Seller shall prepare and file with the SEC a proxy statement, letter to shareholders, notice of meeting and form of proxy accompanying the Proxy Statement that will be provided to Seller’s limited partners in connection with the solicitation of proxies for use at the Sellers’ Limited Partners’ Meeting, and any schedules required to be filed with the SEC in connection therewith (collectively, as amended or supplemented, the “Proxy Statement”). Subject to all applicable Laws, Seller shall use its commercially reasonable best efforts to cause the Proxy Statement to be cleared by the SEC and disseminated to the Seller’s limited partners as promptly as practicable following the filing thereof with the SEC. The Seller shall provide Purchaser and its counsel reasonable opportunity to review and comment on any information used by the Seller in the Proxy Statement regarding the Purchaser that (i) constitute “proxy materials” or “solicitation materials” as those terms are used in Rules 14a-1 through 14a-17 promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) or (ii) are otherwise used for the “solicitation” of “proxies” as those terms are defined in Rule 14a-1 promulgated under the Exchange Act, in each case prior to the filing thereof with the SEC or the dissemination thereof to Seller’s limited partners. Seller shall advise Purchaser, promptly after it receives notice thereof, of any request by the SEC or its staff for an amendment or revisions to the Proxy Statement, or comments thereon and responses thereto, or requests by the SEC or its staff for additional information in connection therewith. If at any time prior to the Sellers’ Limited Partners’ Meeting, any information relating to Purchaser, or any of its respective directors, officers or Affiliates, should be discovered by Seller or Purchaser which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party or parties hereto, as the case may be, and an appropriate amendment or supplement to the Proxy Statement describing such information shall be promptly prepared and filed with the SEC and, to the extent required by applicable Law, disseminated to the Sellers’ Limited Partners’ Meeting. Seller shall cause the Proxy Statement to comply as to form and substance in all material respects with the applicable requirements of the Exchange Act, as amended, and the applicable exchange.

(c) Subject to the Fairness Opinion concluding that the sale of Seller’s assets, in the aggregate, is fair from a financial point of view to Seller’s limited partners, the Seller shall include in the Proxy Statement the recommendation, unanimously approved by the Board of Directors of NCC, that the limited partners approve this Agreement and the sale of the Systems, Business and Purchased Assets to Purchaser.

7.11 Endorsement of Checks, Etc.

Seller hereby authorizes Purchaser following the Closing to endorse for deposit only its name on and collect for Purchaser’s account any checks received in payment of any accounts included in the Purchased Assets, and any refunds of deposits, prepaid expenses and similar amounts included in the Purchased Assets. If any amounts due to the Purchaser are received by Seller, Seller will promptly turn the same over to Purchaser.

7.12 No Solicitation.

Seller (and its directors, officers, employees, representatives and agents) will not directly or indirectly, (a) offer the Purchased Assets, the Systems or the Business for sale, (ii) solicit, encourage or entertain offers for such Purchased Assets, Systems or Business, (iii) initiate negotiations or discussions for the sale of such Purchased Assets, Systems or Business or (iv) make information about such Purchased Assets, Systems or Business available to any third party in connection with the possible sale of such Purchased Assets, Systems or Business prior to the Closing Date or the date this Agreement is terminated in accordance with its terms.

7.13 Non-Competition.

During the period beginning on the Closing Date and ending on the second anniversary thereof (the “Non-Competition Period”), neither Seller, NCC, nor any Affiliate of NCC (each, a “Restricted Party”) shall, within the service area served by the communication facilities existing as of the Closing Date (the “Restricted Area”), directly or indirectly, in any capacity, render services, engage or have a financial interest in, any business that shall be competitive with any such System, nor shall any Restricted Party assist any person or entity that shall be engaged in any such business activities within the Restricted Area, including making available any information or funding to any such person or entity. If any Governmental Entity determines that the foregoing restrictions are too broad or otherwise unreasonable under applicable Law, including with respect to time or geographic area, such Governmental Entity is hereby requested and authorized by the parties hereto to revise the foregoing restriction to include the maximum restrictions allowable under applicable Law. Each Restricted Party acknowledges, however, that this Section 7.13 has been negotiated by the parties hereto and that the geographical and time limitations, as well as the limitation on activities, are reasonable in light of the circumstances pertaining to the Systems.

7.14 Non-Solicit.

During the three (3) year period following the Effective Date, (i) Purchaser shall not directly or indirectly, through any Affiliate, officer, director, agent or otherwise, solicit the employment of or employ or retain as a consultant any executive officer, supervisor or manager of NCC or any Affiliate of NCC (other than Seller) as of the Effective Date, and (ii) neither Seller nor NCC shall directly or indirectly, through any Subsidiary, officer, director, agent of Seller or NCC or otherwise, solicit the employment of or employ or retain as a consultant any executive officer, supervisor or manager of Purchaser or any Affiliate of Purchaser as of the Effective Date. The foregoing restrictions shall not apply to individuals that (a) are not employed by a party at the time of the solicitation, employment or retention, (b) respond to general public advertisements of a job opening or (c) are recruited through an employment agency not targeted at such Person’s employees.

7.15 Title Insurance Policies.

(a) Seller will provide to Purchaser, at Seller’s expense, within 120 days after the date of this Agreement, commitments to issue title insurance policies on the 1992 ALTA owner’s form (or its local equivalent in any state in which ALTA policies are not available) (“Title Commitments”) by an agent writing for Chicago Title or another nationally recognized title insurance company (the “Title Company”) and legible photocopies of all recorded items described as exceptions therein, committing to insure fee simple title in the Purchaser to each parcel of Owned Real Property and tenant’s leasehold interest in each parcel of Leased Real Property containing a headend or tower (collectively, the “Commitment Properties”), subject only to Permitted Encumbrances. In addition, Purchaser may obtain, at Purchaser’s sole cost and expense, a current survey of all Commitment Properties prepared by a duly licensed surveyor reasonably acceptable to Purchaser.

(b) Promptly following Closing, Seller shall cause the Title Company, at Seller’s sole cost and expense, to issue policies of title insurance (“Title Policies”) with respect to each of the Commitment Properties with policy limits equal to the appraised value of the property; provided, however, that Purchaser shall be solely responsible for obtaining and paying for the cost of any such appraisal and, in the event Purchaser elects not to do so, the policy limits shall be equal to the fair market value of the property. The cost to obtain such Title Commitments and Title Policies with respect to the Commitment Properties will be paid by Seller; provided, however, that the Purchaser will pay the premiums and charges other than with respect to the Commitment Properties and for any additional endorsements it requests with respect to any Title Policy other than the endorsements to delete or insure over any Title Defects.

(c) If the Purchaser notifies Seller within 90 days after the date of this Agreement of (i) any Encumbrance (other than a Permitted Encumbrance), (ii) other matter that prevents access to any Owned Real Property or Leased Real Property, or (iii) any other matter that, individually or in the aggregate could have a material adverse effect on the use or value of such Owned Real Property or Leased Real Property (each a “Title Defect”), Seller will exercise commercially reasonable efforts to (A) remove such Title Defect, or (B) subject to Purchaser’s approval, cause the Title Company to commit to insure over each such Title Defect prior to the Closing. If such Title Defect cannot be removed prior to Closing or the Title Company does not commit to insure over such Title Defect prior to Closing and if the Purchaser elects to waive such Title Defect and proceed towards consummation of the transaction in accordance with this Agreement, Purchaser and Seller will enter into a written agreement at Closing containing the commitment of Seller to use commercially reasonable efforts to remedy the Title Defect following Closing on terms satisfactory to Purchaser in its reasonable discretion. At the Closing, each Party will deliver such reasonable affidavits and other customary closing documents as are required by the Title Company in order to issue

Title Policies or to delete or insure over any Title Defects, provided that such affidavits do not expand or limit the special or limited warranties of Seller contemplated in the applicable deed described in Section 7.15(b).

7.16 Notification to Purchaser of Changes; Additional Information.

(a) Seller will give Purchaser prompt written notice of any event, condition or fact that would cause any of its representations or warranties in this Agreement were untrue when made, or would be untrue if made at any time after the date of this Agreement.

(b) Seller will from time to time prior to the Closing promptly supplement or amend the Schedules relating to ARTICLE V with respect to any matter (i) that existed as of the date of this Agreement and should have been set forth or described in such Schedules or (ii) arising after the date of this Agreement that, if existing as of the date of this Agreement, would have been required to be set forth or described in such Schedules in order to make any representation or warranty set forth in ARTICLE V true and correct as of such date. No disclosure by Seller pursuant to this Section 7.16(b), however, will be deemed to amend or supplement such Schedules or to have qualified the representations and warranties contained in this Agreement, unless Purchaser expressly consents to such supplement in writing or such supplement is the result of an event expressly authorized under the terms of this Agreement. If the effect of any such updates to Schedules is to disclose any one or more additional properties, privileges, rights, interests or claims as Assets that existed as of the Effective Date, then Purchaser, by notice to Seller, will have the right (to be exercised by written notice to Seller) to cause any one or more of such items to be designated as and deemed to constitute Excluded Assets for all purposes under this Agreement.

(c) By the 15th of each calendar month, and also not less than five days prior to the Closing Date, Seller will deliver to Purchaser a report containing:

(i) a true and accurate statement of the information required to be set forth on Schedule 5.16(a) with respect to clauses (ii), (iv) and (vi) of Section 5.16(a), but as of the first day of such calendar month or a date no greater than ten days prior the Closing Date, as the case may be, with all information calculated and presented consistently with the information on
Schedule 5.16(a); and

(ii) copies of monthly Financial Statements.

7.17 Capital Leases; Evidence of Terminations.

Prior to the Closing, Seller will pay the remaining balances on any capital or vehicle lease under which it leases any of the Purchased Assets and will deliver such Purchased Assets to Purchaser at Closing free and clear of any Encumbrances (other than Permitted Encumbrances). Seller will provide to Purchaser at the Closing evidence reasonably satisfactory to Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting or encumbering the Purchased Assets have been terminated.

7.18 Environmental Assessments. Seller acknowledges and agrees that Purchaser may commission, at Purchaser’s sole cost and expense, a Phase I environmental site assessment of the

Real Property (a “Phase I Assessment”). If Purchaser, in its sole discretion, determines based on the Phase I Assessment or any other information known to Purchaser (including information disclosed in connection with the negotiation of this Agreement or described in the Schedules hereto) further assessment (including collection and analysis of environmental media) or other additional testing or analysis of the Real Property (a “Phase II Assessment”) is advisable, Purchaser may conduct or caused to be conducted such testing and analysis at Purchaser’s sole cost and expense. Seller will comply with any reasonable request for information made by Purchaser or its agents in connection with any such investigation, but in no event will Seller be required under this Section 7.18 to disclose any materials constituting attorney-client privileged communications. Upon request by Purchaser, Seller will afford Purchaser and its agents or representatives access to the Real Property at reasonable times and in a reasonable manner in connection with any such investigation (subject, in the case of Leased Real Property to the consent rights of the landlord); provided that Purchaser shall not unreasonably interfere with Seller’s use and operation of the Real Property. Should Purchaser commission such an investigation, such investigation will have no effect upon the representations and warranties made by Seller to Purchaser under this Agreement, except that if any Phase I Assessment or Phase II Assessment documents an environmental condition that would reasonably be construed to be a breach of Seller’s representations or warranties herein and such breach is capable of being cured, Seller will be deemed not to have breached such representation or warranty if Seller cures such breach, at no cost to Purchaser, in accordance with the provisions of this Agreement.

7.19 Fairness Opinion. Seller shall engage its financial advisor to deliver, within 65 days of the date of this Agreement, an opinion on whether the purchase price for sale of Seller’s assets in the aggregate, including the sale of Seller systems not included in this Agreement, is fair, in the aggregate, from a financial point of view, to Seller’s limited partners. Seller shall cooperate with and provide all information reasonably requested by its financial advisor in order to obtain the opinion.

ARTICLE VIII

EMPLOYEES AND EMPLOYEE BENEFITS

8.1 Employment.

(a) Within 30 Days following the execution and delivery of this Agreement, Seller will provide Purchaser an updated Employee Schedule and notify Purchaser which of the Employees, if any, listed on the Employee Schedule that Seller intends to retain as its employees. Purchaser may make offers of employment to any or all Employees disclosed on the Employee Schedule, other than those Employees that Seller indicates it intends to retain. Prior to Closing, without Seller’s consent which shall not be unreasonably withheld or delayed, Purchaser shall not communicate directly with any Employee regarding whether Purchaser intends to employ such Employee. All offers of employment by Purchaser will provide for the same salary and work location with respect to each Employee as described on such list and will not be subject to any preconditions other than Purchaser’s usual and customary hiring procedures that are in conformance with all applicable Legal Requirements. Employees hired by Purchaser are referred to herein as “Transferred Employees.” Except as otherwise provided in this Section 8.1, Seller will retain liability for all obligations and liabilities of the Employees who Purchaser does not hire at the Closing Date.

(b) Subject to applicable Legal Requirements, Purchaser will assume accruals prior to the applicable hire date for (i) unused vacation to the lesser of 80 hours or the full amount of vacation leave accrued by such Employee but unused as of the Closing Date under the vacation policy of Seller applicable to such Employee, and (ii) unused sick leave to the lesser of (i) 40 hours or (ii) the full amount of sick leave accrued by such Employee but unused as of the Closing Date under the sick leave policy of Seller applicable to such Employee. Purchaser will not assume any paid time off, short-term disability salary continuation payment obligations, or long-term disability payment obligations for any Employee who is receiving long-term disability payments from Seller at the time of the Closing. The Employees hired by Purchaser will receive credit for all periods of employment with Seller or its Affiliates prior to the Closing Date for purposes of eligibility and vesting (but not for benefit accrual, except for accrual of vacation benefits). Notwithstanding any of the foregoing, to the extent that pre-Closing accruals for unused vacation cannot be assumed by Purchaser under applicable Legal Requirements or under Purchaser’s vacation policy, Purchaser will have no obligation to assume such accruals and Seller will pay the Transferred Employees for such accruals at the Closing.

(c) Seller will make the Transferred Employees available to Purchaser prior to the Closing for a reasonable amount of training on Purchaser’s systems, at a mutually agreed upon time and a location reasonably designated by Purchaser. Training shall occur no soon than 90 days prior to the anticipated Closing date, and all expenses and costs related to such training shall be at Purchaser’s sole cost and expense.

(d) Seller will have full responsibility and liability for offering and providing “continuation coverage” to any “covered employee” who is an Employee, and to any “qualified beneficiary” of such Employee, and who is in each case covered by a “group health plan” sponsored or contributed to by Seller to the extent that such continuation coverage is required to be provided by Seller under Section 4980B of the Code and regulations promulgated thereunder as a result of a “qualifying event” experienced by such covered employee or qualified beneficiary with respect to or in connection with the transactions contemplated by this Agreement. “Continuation coverage,” “covered employee,” “qualified beneficiary,” “qualifying event” and “group health plan” all will have the meanings given such terms under the Section 4980B of the Code and Section 601 et seq. of ERISA.

(e) Seller will be responsible for the maintenance and distribution of benefits accrued up to the Closing Date under Seller’s Employee Benefit Plans and Employee Programs, including any 401(k) plan maintained by the Seller, pursuant to the provisions of such plans and programs and any applicable Legal Requirement. Purchaser will not assume any obligation or liability for any such accrued benefits or any fiduciary or administrative responsibility to account for or dispose of any such accrued benefits under any Employee Benefit Plan or Employee Program.

(f) For the purposes of federal employment taxes with respect to those Transferred Employees who are employed by Purchaser within the same calendar year as the

Closing, Purchaser shall treat the transaction contemplated by this Agreement, as a transaction described in Treas. Reg. Sections 31.3121(a)(1)-1(b)(2) and 31.3306(b)(1)-1(b)(2). Purchaser and Seller agree to comply with the alternate employment tax reporting procedures described in Section 5 of Internal Revenue Service Revenue Procedure 2004-53.

(g) Seller has delivered to Purchaser descriptions of Seller’s vacation and sick leave policies. No later than five days following the Closing Date, Seller will provide to Purchaser a list of the accrued vacation as of the Closing Date for each Transferred Employee.

(h) All claims and obligations under, pursuant to or in connection with any welfare, medical, insurance, disability or other Employee Benefit Plan of Seller or arising under any legal requirement affecting Employees of Seller incurred through and including the Closing Date or resulting from or arising from events or occurrences occurring or commencing through and including the Closing Date will remain the responsibility of Seller. Purchaser will not have nor assume any obligation or liability under or in connection with any such Employee Benefit Plan maintained by the Seller.

(i) Nothing in this Section or elsewhere in this Agreement will be deemed to make any Employee, or any other employee of Seller or any Affiliate of Seller, a third party beneficiary of this Agreement.

ARTICLE IX

CONDITIONS TO CLOSING

9.1 Conditions Precedent to Obligations of Purchaser.

The obligation of Purchaser to consummate the transactions contemplated by this Agreement is subject to the fulfillment or waiver, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived by Purchaser in whole or in part to the extent permitted by applicable Law):

(a) each of the representations and warranties contained in Article V that are not qualified by reference to materiality, Material Adverse Effect or similar language shall have been true and correct in all material respects as of the Effective Date and shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct in all material respects as of such date) as though such representations and warranties had been made on and as of such date, and each of the representations and warranties contained in Article V that are qualified by reference to materiality, Material Adverse Effect or similar language shall have been true and correct in all respects when made on the Effective Date and shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct in all respects as of such date) as though such representations and warranties had been made on and as of such date;

(b) Seller shall have performed and complied in all material respects with all covenants and agreements required in this Agreement to be performed or complied with by it prior to the Closing Date;

(c) there shall not have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby or result or could result in a Material Adverse Effect;

(d) all Required Regulatory Approvals will have been obtained and be in effect as of the Closing Date, will be final and nonappealable, and will be in form and substance reasonably acceptable to Purchaser; provided however, with respect to a Franchise, Purchaser shall have obtained such authorizations as are necessary under O.C.G.A 36.76.01-11 to own and operate the Business. Purchaser will have received copies of all such Required Regulatory Approvals;

(e) with respect to any retransmission consent agreements for broadcast signals carried on the Systems that are included as part of the Excluded Assets, Purchaser shall have obtained all required retransmission consents for continued carriage of such broadcast signals on terms and conditions reasonably satisfactory to Purchaser;

(f) Purchaser shall have evidence reasonably satisfactory to Purchaser that all Encumbrances (other than Permitted Encumbrances) affecting or encumbering the Assets have been terminated, released or waived, as appropriate;

(g) between the Effective Date and the Closing Date, there will not have occurred any event, condition or circumstance that, individually or in the aggregate, has had a Material Adverse Effect that has not been cured by Seller or waived by Purchaser in accordance with this Agreement;

(h) Seller shall have delivered or caused to be delivered each of the following documents, agreements, instruments and other deliverables:

(i) a duly executed Bill of Sale, in the form attached hereto as Exhibit E;

(ii) duly executed warranty deeds for the Owned Real Property in the form attached hereto as Exhibit F;

(iii) a duly executed Assignment and Assumption Agreement in the form of Exhibit H hereto;

(iv) the Transition Services Agreement, duly executed by Seller;

(v) a duly executed assignment and assumption of leases agreements for the Real Property Leases in forms reasonably acceptable to Purchaser;

(vi) motor vehicle titles, separate bills of sale for specific Purchased Assets as required by any applicable Legal Requirement, and all other documents as are reasonably necessary to transfer title to the Purchased Assets to Purchaser;

(vii) a duly executed Non-foreign Affidavit as required by the Foreign Investors in Real Property Tax Act;

(vii) a duly executed Indemnity Escrow Agreement in the form of Exhibit A hereto;

(viii) certificate, dated as of the Closing Date, executed by the President of the managing general partner of Seller, certifying to his knowledge, without personal liability, that the conditions set forth in Sections 9.1(a) and 9.1(b) are satisfied;

(ix) certificate of existence of Seller issued by the Office of the Secretary of State of the State of Washington;

(x) one or more certificates, dated as of the Closing Date, executed by the Secretary of the managing general partner of Seller, without personal liability: (A) certifying that the resolutions, as attached to such certificate, were duly adopted by the Board of Directors of Seller’s managing general partner, authorizing and approving the execution of this Agreement on behalf of Seller and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; (B) certifying that the resolutions, as attached to such certificate, were duly adopted by a majority in interest of Seller’s limited partners, authorizing and approving the execution of this Agreement on behalf of Seller and the consummation of the transactions contemplated hereby and that such resolutions remain in full force and effect; (C) certifying as to the incumbency of the person signing this Agreement and any other documents on behalf of the managing general partner of Seller; (D) the Certificate of Formation of Seller (copies of which shall be attached to the Certificate), certified by the Secretary of State of its state of formation; and (E) the Partnership Agreement of Seller (copies of which shall be attached to the Certificate);

(xi) opinions of Seller’s counsel dated as of the Closing Date, substantially in the forms attached hereto as Exhibit G-1 and Exhibit G-2; and

(xii) a tax clearance certificate from each jurisdiction in which Seller operates the Business.

9.2 Conditions Precedent to Obligations of Seller.

The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the fulfillment or waiver, prior to or on the Closing Date, of each of the following conditions (any or all of which may be waived by Seller in whole or in part to the extent permitted by applicable Law):

(a) Each of the representations and warranties contained in Article VI that are not qualified by reference to materiality or similar language shall have been true and correct in all material respects when made on the Effective Date and shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct in all material respects as of such date) as though such representations and warranties had been made on and as of such date, and each of the representations and warranties contained in Article VI that are qualified by reference to materiality or similar language shall have been true and correct in all respects when made on the Effective Date and shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties which contemplate a different date which need only be true and correct in all respects as of such date) as though such representations and warranties had been made on and as of such date;

(b) Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date;

(c) there shall not have been instituted or threatened any Legal Proceeding to enjoin or otherwise prevent or prohibit the consummation of the transactions contemplated hereby, or any pending or threatened Legal Proceeding seeking material damages that relate to or arise out of this Agreement or the consummation of the transactions contemplated hereby;

(d) a majority in interest of the limited partners of Seller shall have consented to the transactions contemplated by this Agreement in accordance with the terms of Seller’s partnership agreement and applicable securities laws;

(e) [Reserved]; and

(f) Purchaser shall have delivered, or caused to be delivered, to Seller the following documents, agreements, instruments and other deliverables:

(i) the Purchase Price in accordance with Article III

(ii) a duly executed Indemnity Escrow Agreement in the form attached hereto as Exhibit A hereto

(ii) a duly executed Assignment and Assumption Agreement in the form attached hereto as Exhibit H hereto;

(iii) certificate of existence of Purchaser issued by the office of the Secretary of State of the State of Delaware;

(iv) certificate signed by an authorized officer of Purchaser, dated the Closing Date, regarding compliance with Sections 9.2(a) and (b); and

(v) certificate of the Secretary of Purchaser, dated the Closing Date and certifying: (A) that attached thereto are true and complete copies of all resolutions authorizing the execution, delivery and performance of this Agreement, including the consummation of the transactions contemplated hereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated by this Agreement, and (B) to the incumbency and specimen signature of each officer of Purchaser executing this Agreement and/or the Transaction Documents and a certification by another officer of Purchaser as to the incumbency and signature of the Secretary of Purchaser.

9.3 Frustration of Closing Conditions.

Neither Seller nor Purchaser may refuse to close on the grounds that a condition to such party’s obligation to close under Section 9.1 or 9.2, respectively, has not been satisfied unless the failure to satisfy such condition was caused by such other party’s material breach of this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants.

(a) A claim for indemnification pursuant to Section 10.2 must be made in writing to Seller on or before the date that is 18 months following the Closing Date, other than with respect to claims based on a breach of the representations and warranties relating to ERISA, Taxes, Environmental Laws, or Hazardous Substances, which must be made in writing to Seller prior to the expiration of the applicable statute of limitations relating to the matters covered by such representations and warranties. A claim for indemnification pursuant to Section 10.3 must be made in writing to Purchaser on or before the date that is 18 months following the Closing Date. Notwithstanding the foregoing or any other provision to the contrary contained herein, with respect to claims based on the following, such claim made in writing prior to the expiration of the applicable statute of limitations relating to the matters covered by such representations and warranties : (a) based on a breach of the representations and warranties regarding Seller’s title to the Assets or either Party’s corporate power and authority or (b) for indemnification brought pursuant to Sections 10.2(a)(i), 10.2(a)(iii), 10.2(a)(iv), 10.2(a)(v), 10.2(a)(vi), 10.2(a)(vii), 10.3(a)(i) or 10.3(a)(iii).

10.2 Indemnification by Seller.

(a) Subject to Section 10.5 hereof, Seller hereby agrees to indemnify and hold Purchaser and its directors, officers, employees, Affiliates, stockholders, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against any and all losses, liabilities, claims, demands, judgments, damages, fines, suits, actions, costs and expenses (individually, a “Loss” and, collectively, “Losses”):

(i) Any breach or default in the performance by Seller of any covenant or agreement of Seller contained in this Agreement or any Transaction Document to which it is a party;

(ii) Any breach of any representation or warranty made by Seller in this Agreement, in any Transaction Document to which it is a party or in any schedule, exhibit, certificate or other instrument delivered by or on behalf of Seller pursuant this Agreement or any Transaction Document;

(iii) Any liability (other than an Assumed Liability) arising out of or relating to Seller’s ownership or operation of the Purchased Assets, Business or Systems prior to the Closing (without regard to whether a claim is asserted before or after the Closing);

(iv) Any claim that the transactions contemplated by this Agreement violate WARN or any similar state or local law or any bulk transfer of any jurisdiction;

(v) Any rate refund ordered by a Governmental Entity for periods prior to the Closing Date;

(vi) The presence, generation, removal or transportation of a Hazardous Substance on or from any of the Owned Real Property caused by Seller prior to the Closing Date, including the costs of removal and clean-up of such Hazardous Substance and other compliance with provisions of Environmental Laws (without regard to whether a claim is asserted before or after the Closing); and

(vii) Any failure of Seller to perform its obligations in respect of the Excluded Liabilities.

10.3 Indemnification by Purchaser.

(a) Subject to Section 10.5, Purchaser hereby agrees to indemnify and hold Seller and its directors, officers, employees, Affiliates, agents, attorneys, representatives, successors and permitted assigns (collectively, the “Seller Indemnified Parties”) harmless from and against, and pay to the applicable Seller Indemnified Parties the amount of, any and all Losses:

(i) Any breach or default in the performance by Purchaser of any covenant or agreement of Purchaser contained in this Agreement or any Transaction Document to which it is a party;

(ii) Any breach of any representation or warranty made by Purchaser in this Agreement, in any Transaction Document to which it is a party or in any schedule, exhibit, certificate or other instrument delivered by or on behalf of Purchaser pursuant this Agreement or any Transaction Document; or

(iv) Any failure of Purchaser to perform its obligations in respect of the Assumed Liabilities.

10.4 Indemnification Procedures.

(a) A claim for indemnification for any matter not involving a third-party claim may be asserted by prompt notice to the party from whom indemnification is sought.

(b) In the event that any Legal Proceedings shall be instituted or that any claim or demand shall be asserted by any third party in respect of which payment may be sought under Sections 10.2 or 10.3 hereof (regardless of the limitations set forth in Section 10.5) (an “Indemnification Claim”), the indemnified party shall promptly cause prompt written notice of the assertion of any Indemnification Claim of which it has knowledge and that is covered by this indemnity to be forwarded to the indemnifying party. The failure of the indemnified party to give reasonably prompt notice of any Indemnification Claim shall not release, waive or otherwise affect the indemnifying party’s obligations with respect thereto except to the extent that the indemnifying party is prejudiced as a result of such failure. The indemnifying party shall have the right, at its sole option and expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the indemnified party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, provide defense, negotiation, settlement or other actions shall not cost or prejudice the indemnified party. If the indemnifying party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it shall within 30 days (or sooner, if the nature of the Indemnification Claim so requires) notify the indemnified party of its intent to do so. If the indemnifying party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against hereunder, the indemnified party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the indemnifying party shall assume the defense of any Indemnification Claim, the indemnified party may participate, at his or its own expense, in the defense of such Indemnification Claim. The parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim. Notwithstanding anything in this Section 10.4 to the contrary, neither the indemnifying party nor the indemnified party shall, without the written consent of the other party, settle or compromise any claim in which any relief other than the payment of money damages is sought against any indemnified party or, in the case of any claim relating to an indemnified party’s liability for any Tax, if the effect of such settlement or compromise would be to increase the indemnified party’s liability for the payment of any Tax unless the indemnified party consents in writing to such settlement or compromise. If the indemnifying party makes any payment on any Indemnification Claim, the indemnifying party shall be subrogated, to the extent of such payment, to all rights and remedies of the indemnified party to any insurance benefits or other claims of the indemnified party with respect to such Indemnification Claim.

(c) After any final decision, judgment or award shall have been rendered by a Governmental Entity of competent jurisdiction and the expiration of the time in which to appeal therefrom, or a settlement shall have been consummated, or the indemnified party and the indemnifying party shall have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the indemnified party shall forward to the indemnifying party notice of any sums due and owing by the indemnifying party pursuant to this Agreement with respect to such matter.

10.5 Certain Limitations on Indemnification.

(a) No indemnification claim may be asserted by either Party pursuant to Sections 10.2(a)(ii) or 10.3(a)(ii) until such Party has suffered Losses in excess of an aggregate deductible equal to $15,000 (after which, such Party will be entitled to indemnification from and against all such Losses, including the first $15,000), provided that such deductible amount will not apply to breaches of the representations and warranties relating to ERISA, Taxes, Environmental Laws, Hazardous Substances, Seller’s title to the Assets or either Party’s corporate power and authority. Each Party’s obligation to indemnify the other pursuant to Sections 10.2(a)(ii) or 10.3(a)(ii) will be limited to, and capped at an amount equal to the Escrow Funds (after which, such Party will have no obligation to indemnify from and against any further such Losses), provided that such aggregate limitation will not apply to breaches of the representations and warranties relating to ERISA, Taxes, Environmental Laws, Hazardous Substances, Seller’s title to the Assets or either Party’s corporate power and authority.

10.6 Calculation of Losses.

(a) The amount of any Losses for which indemnification is provided under this Article X shall be net of any amounts actually recovered or recoverable by the indemnified party under insurance policies or otherwise with respect to such Losses (net of any expenses, other than Tax, incurred in connection with such recovery). Purchaser shall use its commercially reasonable efforts to recover under insurance policies for any Losses prior to seeking indemnification under this Agreement.

(b) No party shall, in any event, be liable to any other Person for any consequential, incidental, indirect, special or punitive damages of such other Person, including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof (other than consequential, incidental, indirect, special or punitive damages (including loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity relating to the breach or alleged breach hereof) owing to a third party) to the extent such loss of revenue, income or profits, diminution of value or loss of business reputation or opportunity is determined to be consequential, incidental, indirect, special or punitive damages; provided, however, that such limitations with respect to lost profits or diminution of value shall not limit Seller’s right to recover contract damages in connection with Purchaser’s failure or refusal to close in violation of this Agreement.

(c) The amount of any Loss for which indemnification is provided under this Article X shall not be reduced to take into account any tax benefit realized by the indemnified party arising from the incurrence or payment of any such Loss.

10.7 Tax Treatment of Indemnity Payments.

Seller and Purchaser agree to treat any indemnity payment made pursuant to this Article X as an adjustment to the Purchase Price for federal, state, local and foreign income tax purposes unless otherwise required by Law.

10.8 Exclusive Remedy.

Except with respect to (i) claims based on fraud, or (ii) claims for injunctive or other equitable relief in connection with Sections 7.13 (non-competition) and 7.14 (non-solicit), from and after the Closing, the sole and exclusive remedy for any breach or failure to be true and correct, or alleged breach or failure to be true and correct, of any representation or warranty or any covenant or agreement in this Agreement or the other Transaction Documents, shall be indemnification in accordance with this Article X. In furtherance of the foregoing, each of the parties hereby waive, to the fullest extent permitted by applicable Law, any and all other rights, claims and causes of action (including rights of contributions, if any) known or unknown, foreseen or unforeseen, which exist or may arise in the future, that it may have against Seller or Purchaser, as the case may be, arising under or based upon any federal, state or local Law (including any such Law relating to environmental matters or arising under or based upon any securities Law, common Law or otherwise).

ARTICLE XI

MISCELLANEOUS

11.1 Tax Matters.

(a) Each of Purchaser and Seller will cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes. Such cooperation will include the retention and, upon the other Party’s request, the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser and Seller will (i) retain all books and records with respect to Tax matters pertinent to the Purchased Assets relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Seller, any extensions thereof) of the respective taxable periods, (ii) abide by all record retention agreements entered into with any taxing authority, and (iii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, allow the other Party to take possession of such books and records. Purchaser and Seller, upon request, will use their commercially reasonable efforts to obtain (or cause their respective Affiliates to obtain) any certificate or other document from any authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). Seller will further obtain, prior to Closing, a tax clearance certificate from each jurisdiction in which Seller operates the Business.

(b) Payment of Sales, Use or Similar Taxes. Purchaser and Seller shall each be responsible for (and shall indemnify and hold harmless each other and their directors, officers, employees, Affiliates, agents, successors and permitted assigns against) 50% of any sales taxes applicable to the Purchased Assets and for all other applicable sales, use, stamp, documentary, filing, recording, transfer or similar fees or taxes or governmental charges (including real property transfer gains taxes, UCC 3 filing fees, FAA, ICC, DOT, real estate and motor vehicle registration, title recording or filing fees and other amounts payable in respect of transfer filings) in connection with the transactions contemplated by this Agreement (other than taxes measured by or with respect to income imposed on Seller or its Affiliates).

(c) Proration. All real property taxes, personal property taxes, or ad valorem obligations and similar recurring taxes and fees on the Purchased Assets for taxable periods beginning on or before, and ending after, the Closing Date, shall be prorated between Purchaser and Seller as of the close of business on the Closing Date on a daily basis and, for all purposes of this Agreement, such Taxes shall be allocated between the pre-closing tax period and post-closing tax period accordingly. Seller shall be responsible for all such taxes and fees on the Purchased Assets accruing under such daily proration methodology during any period up to and including the day prior to the Closing Date. Purchaser shall be responsible for all such taxes and fees with respect to the Purchased Assets accruing under such daily proration methodology during any period beginning on or after the Closing Date. With respect to taxes described in this Section 11.1(c), Seller shall timely file all Tax Returns due before the Closing Date with respect to such Taxes and Purchaser shall prepare and timely file all Tax Returns due after the Closing Date with respect to such Taxes. If one party remits to the appropriate Taxing Authority payment for taxes, which are subject to proration under this Section 11.1(c) and such payment includes the other party’s share of such Taxes, such other party shall promptly reimburse the remitting party for its share of such Taxes.

11.2 Expenses.

Except as otherwise provided in this Agreement, each of Seller and Purchaser shall bear its own expenses incurred in connection with the negotiation and execution of this Agreement and each other agreement, document and instrument contemplated by this Agreement and the consummation of the transactions contemplated hereby and thereby. Notwithstanding the foregoing, Purchaser and Seller shall each be responsible for 50% of any filing fees lawfully payable to or at the request of any Governmental Entity in connection with this Agreement, the Seller Documents, the Purchaser Documents and the consummation of the transactions contemplated hereby and thereby.

11.3 Submission to Jurisdiction; Consent to Service of Process; Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

11.4 Entire Agreement; Amendments and Waivers.

This Agreement (including the schedules and exhibits hereto), the Transaction Documents and the Confidentiality Agreement represent the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and thereof. This Agreement can be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument making specific reference to this Agreement signed by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

11.5 Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Washington applicable to contracts made and performed in such State without giving effect to the choice of law principles of such State that would require or permit the application of the laws of another jurisdiction.

11.6 Notices.

All notices and other communications under this Agreement shall be in writing and shall be deemed given (i) when delivered personally by hand, (ii) when sent by facsimile (with written confirmation of transmission), (iii) one business day following the day sent by overnight courier or (iv) three days after mailing by certified mail, in each case at the following addresses and facsimile numbers (or to such other address or facsimile number as a party may have specified by notice given to the other party pursuant to this provision):

If to Seller, to:

c/o Northland Communications Corporation

101 Stewart Street, Suite 700

Seattle Washington, 98101

Facsimile: (206) 748-5061

Attention: Gary S. Jones, President

With a copy to

Same Address

Attention: Paul Milan, General Counsel

If to Purchaser, to

Charter Communications, LLC

12405 Powerscourt Drive

Saint Louis, Missouri 63131

Facsimile No.: (314) 965-6492

Attention: Jillian Heneghan, Corporate Finance

With a copy to:

Charter Communications, LLC

12405 Powerscourt Drive

Saint Louis, Missouri 63131

Facsimile No.: (314) 965-6640

Attention: Constance C. Kovach, Legal Department

11.7 Severability.

If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

11.8 Binding Effect; Assignment.

This Agreement will be binding upon Seller and Purchaser and their respective successors and assigns. No right, benefit or obligation under this Agreement may be assigned by either Party without the prior written consent of the other Party, except that Purchaser will have the right, without the consent of Seller and without being released from any of its obligations hereunder, (i) to transfer, pledge or assign this Agreement as security for any financing or (ii) transfer or assign this Agreement, in whole or in part, to any Affiliate of Purchaser. In the event of an assignment by Purchaser to an Affiliate, such assignee will execute and deliver to Seller an agreement containing the assumption by such assignee of the performance and observance of each covenant and condition of this Agreement to be performed or observed by Purchaser.

11.9 Non-Recourse.

No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or its Affiliates shall have any liability for any obligations or liabilities of Seller under this Agreement or the Seller Documents of or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby.

11.10 Specific Performance.

In the event of failure or threatened failure by a party hereto to comply with the terms of this Agreement, any other party shall be entitled to an injunction restraining such failure or threatened failure and to enforcement of this Agreement by a decree of specific performance requiring compliance with this Agreement.

11.11 Counterparts.

This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

11.12 No Third Party Beneficiaries.

This Agreement shall not confer any rights or remedies upon any person other than the Purchaser and the Seller and their respective successors and permitted assigns.

11.13 Attorneys’ Fees.

If either Seller or Purchaser initiates any legal action or lawsuit against the other involving this Agreement, the prevailing party in such action or suit shall be entitled to receive reimbursement from the other party for all reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party in respect of that litigation, including any appeal, and such reimbursement may be included in the judgment or final order issued in such proceeding.

11.14 Covenant Not To Sue and Nonrecourse to Partners.

(a) Purchaser agrees that notwithstanding any other provision in this Agreement, any agreement, instrument, certificate or document entered into pursuant to or in connection with this Agreement or the transactions contemplated herein or therein and any other Transaction Document and any rule of law or equity to the contrary, to the fullest extent permitted by law, Seller’s obligations and liabilities under all Transaction Documents and in connection with the transactions contemplated therein shall be nonrecourse to all general and limited partners of Seller. As used herein, the term “nonrecourse” means that the obligations and liabilities are limited in recourse to the assets of Seller (for those purposes, any capital contribution obligations of the general and limited partners of Seller or any negative capital account balances of such partners shall not be deemed to be assets of Seller) and are not guaranteed directly or indirectly by, or the primary obligations of, any general or limited partner of Seller, and neither Seller nor any general or limited partner or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of any successor partnership or trust, either directly or indirectly, shall be personally liable in any respect for any obligation or liability of Seller under any Transaction Document or any transaction contemplated therein.

(b) Purchaser hereby covenants for itself, its successors and assigns that it, its successors and assigns will not make, bring, claim, commence, prosecute, maintain, cause or permit any action to be brought, commenced, prosecuted, maintained, either at law or equity, in any court of the United States or any state thereof against any general or limited partner of Seller or any incorporator, stockholder, officer, director, partner, employee or agent of Seller or of any general or limited partner of Seller for (a) the payment of any amount or the performance of any obligation under any Transaction Document or (b) the satisfaction of any liability arising in connection with any such payment or obligation or otherwise, including without limitation, liability arising in law for tort (including, without limitation, for active and passive negligence, negligent misrepresentation and fraud), equity (including, without limitation, for indemnification and contribution) and contract (including, without limitation, monetary damages for the breach of representation or warranty or performance of any of the covenants or obligations contained in any Transaction Document or with the transactions contemplated herein or therein).

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized officers as of the date first written above.

NORTHLAND CABLE PROPERTIES
SEVEN LIMITED PARTNERSHIP
By:	Northland Communications Corporation
Its:	Managing General Partner

By:	/S/ Gary S. Jones
Name:	Gary S. Jones
Title:	President

CHARTER COMMUNICATIONS, LLC
By:	Charter Communications, Inc., its manager

By:	/S/ Matt Derdeyn
Name:	Matt Derdeyn
Title:	Vice President

ASSET PURCHASE AGREEMENT